                                                           [Execution Version]




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                            JOINT VENTURE AGREEMENT


                                 by and among


                                 ORSCHELN CO.,


                               MC HOLDING CORP.,


                         ONEX U.S. INVESTMENTS, INC.,


                                J2R CORPORATION


                                      and


                         DURA AUTOMOTIVE HOLDING, INC.


                          Dated as of August 31, 1994






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

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----
ARTICLE I TRANSFER TO NEWCO OF MC HOLDING SHARES AND OF
          THE ORSCHELN TRANSFERRED ASSETS . . . . . . . . . . . . .  3

      1.1 Transfer of MC Holding Shares to Newco; Issuance
          of Newco Shares to the MC Holding Stockholders;
          Issuance of Promissory Note of MC Holding to
          the MC Holding Stockholders . . . . . . . . . . . . . . .  3
      1.2 Transfer of the Orscheln Transferred Assets to Newco;
          Consideration for Transfer; Assumption by Newco of
          Orscheln Assumed Liabilities; Issuance of Newco
          Shares and Options to Purchase Newco Shares to
          Orscheln; Issuance of Promissory Note to Orscheln . . . .  4
      1.3 Closing . . . . . . . . . . . . . . . . . . . . . . . . . 27
      1.4 Post-Closing Adjustment of Cash Consideration . . . . . . 29

ARTICLE II  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . 40

      2.1 Representations and Warranties of Orscheln. . . . . . . . 40
      2.2 Representations and Warranties of MC Holding. . . . . . . 57
      2.3 Representations and Warranties of the MC
          Holding Stockholders. . . . . . . . . . . . . . . . . . . 73
      2.4 No Other Representations or Warranties. . . . . . . . . . 76

ARTICLE III COVENANTS OF ORSCHELN . . . . . . . . . . . . . . . . . 77

      3.1 Interim Operation of Orscheln . . . . . . . . . . . . . . 77
      3.2 Records . . . . . . . . . . . . . . . . . . . . . . . . . 78
      3.3 Transfer Taxes; Fees and Expenses . . . . . . . . . . . . 79
      3.4 Affirmative Covenants . . . . . . . . . . . . . . . . . . 79

ARTICLE IV COVENANTS OF MC HOLDING AND THE MC HOLDING STOCKHOLDERS. 81

      4.1 Interim Operation of MC Holding . . . . . . . . . . . . . 81
      4.2 Interim Operation of Dura . . . . . . . . . . . . . . . . 83
      4.3 Affirmative Covenants . . . . . . . . . . . . . . . . . . 85
      4.4 Transfer Taxes; Fees and Expenses . . . . . . . . . . . . 87

ARTICLE V OTHER COVENANTS OF THE PARTIES. . . . . . . . . . . . . . 87
      5.1 Filings; Other Action . . . . . . . . . . . . . . . . . . 87
      5.2 Access and Confidentiality. . . . . . . . . . . . . . . . 88
      5.3 Public Disclosure . . . . . . . . . . . . . . . . . . . . 90
      5.4 Interim Operation of Newco. . . . . . . . . . . . . . . . 91
      5.5 Ancillary Agreements. . . . . . . . . . . . . . . . . . . 91
      5.6 Employees . . . . . . . . . . . . . . . . . . . . . . . . 91

     5.7  Employee Benefit Plans . . . . . . . . . . . . . . . . . . .  92
     5.8  Covenants Relating to Taxes. . . . . . . . . . . . . . . . .  97
     5.9  Payment of Fees and Expenses . . . . . . . . . . . . . . . .  97
     5.10 Notification of Certain Matters. . . . . . . . . . . . . . .  97
     5.11 Merger, etc. . . . . . . . . . . . . . . . . . . . . . . . .  98

ARTICLE VI CONDITIONS. . . . . . . . . . . . . . . . . . . . . . . . .  98

     6.1  Conditions to Obligations of Orscheln. . . . . . . . . . . .  98
     6.2  Conditions to Obligations of MC Holding and the MC
          Holding Stockholders . . . . . . . . . . . . . . . . . . . . 101

ARTICLE VII TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . 106
     7.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . 106
     7.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . 107

ARTICLE VIII INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 107

     8.1  Survival of Representations and Warranties . . . . . . . . . 107
     8.2  Indemnification by Newco . . . . . . . . . . . . . . . . . . 107
     8.3  Indemnification by Orscheln; . . . . . . . . . . . . . . . . 109
     8.4  Defense of Claims. . . . . . . . . . . . . . . . . . . . . . 109

ARTICLE IX MISCELLANEOUS AND GENERAL . . . . . . . . . . . . . . . . . 111

     9.1  Payment of Expenses. . . . . . . . . . . . . . . . . . . . . 111
     9.2  Modification and Amendment . . . . . . . . . . . . . . . . . 112
     9.3  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 112
     9.4  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 112
     9.5  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 113
     9.6  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 115
     9.7  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . 115
     9.8  Captions; Interpretation . . . . . . . . . . . . . . . . . . 115
     9.9  Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . 116
     9.10 Litigation Arising from Activities Prior to the Closing. . . 116
     9.11 Further Assurances . . . . . . . . . . . . . . . . . . . . . 117
     9.12 Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . 117

TESTIMONIUM AND SIGNATURES . . . . . . . . . . . . . . . . . . . . . . 119

                               List of Schedules
                               -----------------

Schedule 1.1            - MC Holding Stockholders
                          Terms of Options
Schedule 1.2(a)         - Orscheln Transferred Assets
Schedule 1.2(a)(i)      - Orscheln Transferred Real
                          Property
Schedule 1.2(a)(ii)     - Orscheln Transferred Leased
                          Property
Schedule 1.2(a)(iii)(a) - Certain Orscheln Machinery
                          Equipment, Etc.
Schedule 1.2(a)(iii)(b) - Certain Orscheln Machinery,
                          Equipment, Etc.
Schedule 1.2(a)(iv)(a)  - Certain Orscheln Inventories
Schedule 1.2(a)(iv)(b)  - Certain Orscheln Inventories
Schedule 1.2(a)(viii)   - Orscheln Intellectual Property
Schedule 1.2(a)(xii)    - Petty Cash Funds and Imprest
                          Checking Accounts
Schedule 1.2(a)(xvi)    - Orscheln Subleases
Schedule 1.2(b)(ii)     - Orscheln Assumed Debt
Schedule 1.2(b)(iv)(N)  - Proration of Taxes
Schedule 2.1(c)         - Consents Required to be Ob-
                          tained by Orscheln
Schedule 2.1(e)         - Orscheln Financial Statements
Schedule 2.1(g)         - Certain Changes of Orscheln
Schedule 2.1(i)         - Certain Orscheln Liabilities
Schedule 2.1(j)         - Defaults, etc. of Orscheln
Schedule 2.1(k)         - Litigation of Orscheln
Schedule 2.1(1)         - Intellectual Property of
                          Orscheln
Schedule 2.1(m)         - Labor Matters of Orscheln
Schedule 2.1(o)         - Environmental Matters of
                          Orscheln
Schedule 2.1(t)(ii)     - Orscheln Transferred Leases
Schedule 2.1(u)         - Contracts of Orscheln
Schedule 2.1(v)(ii)     - Unfiled Tax Returns of
                          Orscheln
Schedule 2.1(v)(iii)    - Employee Income Tax Withhold-
                          ing by Orscheln
Schedule 2.1(v)(iv)     - Tax Proceedings of Orscheln
Schedule 2.2(b)         - Options of MC Holding
Schedule 2.2(c)         - Consents Required to be Ob-
                          tained by MC Holding or Dura
Schedule 2.2(e)         - Financial Statements of MC
                          Holding and Dura
Schedule 2.2(g)         - Certain Changes of MC Holding
                          and Dura
Schedule 2.2(i)         - Certain MC Holding Liabilities
Schedule 2.2(j)         - Company Benefit Plans of MC
                          Holding and Dura

Schedule 2.2(k)         - Defaults, etc. of MC Holding
                          and Dura
Schedule 2.2(1)         - Litigation of MC Holding and
                          Dura
Schedule 2.2(m)         - Intellectual Property of MC
                          Holding and Dura
Schedule 2.2(n)         - Labor matters of MC Holding
                          and Dura
Schedule 2.2(o)(ii)     - Unfiled Tax Returns of MC
                          Holding and Dura
Schedule 2.2(o)(iii)    - Employee Income Tax Withhold-
                          ing by MC Holding and Dura
Schedule 2.2(o)(iv)     - Tax Proceedings of MC Holding
                          and Dura
Schedule 2.2(q)         - Environmental Matters of MC
                          Holding and Dura
Schedule 2.2(u)         - MC Holding and Dura Leased
                          Property
Schedule 2.2(v)         - Contracts of MC Holding and
                          Dura
Schedule 2.3(d)         - Consents Required to be Ob-
                          tained by the MC Holding
                          Stockholders
Schedule 3.1            - Interim Operation of Orscheln
Schedule 4.1            - Interim Operation of MC Hold-
                          ing
Schedule 4.2            - Interim Operation of Dura
Schedule 5.5            - Ancillary Agreements
Schedule 5.6            - Orscheln Transferred Business
                          Employees
Schedule 5.7(b)         - Orscheln Employee Benefit
                          Plans
Schedule 9.1            - Expenses

                               List of Exhibits
                               ----------------

Exhibit A -  Form of Stockholders Agreement
Exhibit B -  Form of Registration Rights Agreement
Exhibit C -  Form of Certificate of Incorporation of Newco
Exhibit D -  Form of By-Laws of Newco
Exhibit E -  Form of Management Stockholders Contribution
             Agreement

                              List of Appendices
                              ------------------

Appendix A - Form of Opinion of Kirkland & Ellis
Appendix B - Form of Opinion of Counsel to the MC Holding
             Stockholders
Appendix C - Form of Opinion of James L. O'Loughlin

                            JOINT VENTURE AGREEMENT

        JOINT VENTURE AGREEMENT (hereinafter called this "Agreement"), dated as of August 31, 1994, by and among ORSCHELN CO., a Delaware corporation ("Orscheln"), MC HOLDING CORP., a Delaware corporation ("MC Holding"), ONEX U.S. INVESTMENTS, INC., an Ontario corporation ("Onex"), J2R CORPORATION, a Delaware corporation ("J2R" and, collectively with Onex, the "MC Holding Stockholders") and DURA AUTOMOTIVE HOLDING, INC., a Delaware corporation ("Newco").

                                   RECITALS

        WHEREAS, the MC Holding Stockholders own the number of shares of capital stock of MC Holding set forth on Schedule 1.1 hereto;

        WHEREAS, all of the issued and outstanding shares of capital stock of MC Holding are collectively owned by the MC Holding Stockholders and the MC Management Stockholders (as defined herein);

        WHEREAS, Kim B. Clark (the "Optionholder") owns an option to purchase the number of shares of capital stock of MC Holding set forth on Schedule 1.1 hereto and such option constitutes all of the options to purchase shares of capital stock of MC Holding outstanding on the date hereof;

        WHEREAS, Orscheln owns the Orscheln Transferred Assets (as defined herein) described on Schedule 1.2(a);

        WHEREAS, MC Holding owns all of the issued and outstanding shares of capital stock of Dura Mechanical Components, Inc., a Delaware corporation ("Dura");

        WHEREAS, Orscheln, on the one hand, and MC Holding and the MC Holding Stockholders, on the other hand, desire, upon the terms and subject to the conditions of this Agreement, to form a joint venture through (i) the contribution by the MC Holding Stockholders and the MC Management Stockholders of all of the issued and outstanding shares of MC Holding Common Stock (as defined herein) (the "MC Holding Shares") to Newco, and (ii) the contribution by Orscheln of the Orscheln Transferred Assets to Newco;

        WHEREAS, contemporaneously with the execution of this Agreement, each of the MC Management Stockholders is executing and delivering a Management Stockholders Contribution Agreement in substantially the form attached hereto as Exhibit E (the "Management Stockholders Contribution Agreement"), and the parties anticipate that, as soon as practicable after the date hereof, MC Holding, Newco and the Optionholder will execute and deliver a counterpart to the Management Stockholders Contribution Agreement;

        WHEREAS, in consideration for the contributions referred to above, (i) Newco will issue to the MC Holding Stockholders and the MC Management Stockholders an aggregate of 28,038.91 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Newco, 100,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), of Newco and 25,000 shares of Class C Common Stock, par value $0.01 per share (the "Class C Common Stock", and collectively with the Class A Common Stock and the Class B Common Stock, the "Newco Common Stock"), of Newco, and Newco shall issue to Orscheln 125,213.65 shares of Class A Common Stock (such shares of Newco Common Stock to be issued to the MC Holding Stockholders, the MC Management Stockholders and Orscheln collectively referred to herein as the "Newco Shares") and an option to purchase an aggregate of 818.18 shares of Class A Common Stock,
(ii) Orscheln shall receive from Newco the amount of cash consideration set forth herein and (iii) Newco shall assume certain notes payable, other funded indebtedness and certain other liabilities of Orscheln as set forth herein;

        WHEREAS, upon execution and delivery by MC Holding, Newco and the Optionholder of a counterpart to the Management Stockholders Contribution Agreement, Newco will issue to the Optionholder an option to purchase an aggregate of 1,000 shares of Class A Common Stock, and

        WHEREAS, Orscheln will retain, and not transfer to Newco, the Orscheln Excluded Assets (as defined herein) and Newco will not assume the Orscheln Excluded Liabilities (as defined herein);

        NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                  TRANSFER TO NEWCO OF MC HOLDING SHARES AND
                      OF THE ORSCHELN TRANSFERRED ASSETS

        l.l(a) Transfer of MC Holding Shares to Newco; Issuance of Newco Shares to the MC Holding Stockholders; Issuance of Promissory Note of MC Holding to the MC Holding Stockholders. Upon the terms and subject to the conditions of this Agreement, and based on the representations, warranties and agreements contained herein, each of the MC Holding Stockholders agrees to transfer and contribute to Newco, and Newco agrees to receive, at the Closing (as hereinafter defined) each of the MC Holding Shares held by such MC Holding Stockholder. In consideration of such contributions, Newco agrees, subject to the conditions of this Agreement, to issue to each of the MC Holding Stockholders the number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, equal to the number of shares of

Class A Common Stock, Class B Common Stock or Class C Common Stock set forth opposite such MC Holding Stockholder's name on Schedule 1.1.

        (b) Purchase of MC Holding Promissory Notes by the MC Holding Stockholders. In addition to the foregoing transfer of MC Holding Shares by the MC Holding Stockholders, upon the terms and subject to the conditions of this Agreement, and based on the representations, warranties and agreements contained herein, Onex agrees to purchase from MC Holding, and MC Holding agrees to issue to Onex, at the Closing a subordinated promissory note of MC Holding in an aggregate principal amount of $1,800,000, and J2R agrees to purchase from MC Holding, and MC Holding agrees to issue to J2R, at the Closing a subordinated promissory note of MC Holding in an aggregate principal amount of $200,000, each of such subordinated promissory notes to be purchased for a price equal to the principal amount thereof.

        1.2 Transfer of the Orscheln Transferred Assets to Newco; Consideration for Transfer; Assumption by Newco of Orscheln Assumed Liabilities; Issuance of Newco Shares and Options to Purchase Newco Shares to Orscheln; Issuance of Promissory Note of Newco to Orscheln. As used herein, "Orscheln Transferred Business" means, collectively, the Orscheln Automotive Parking Brake Division and the Orscheln Light Duty Cable Division. The Orscheln Automotive Parking Brake Division means the business of Orscheln engaged primarily in the design and manufacturing of automotive parking brake cables and levers and the marketing and sale of such automotive parking brake cables and levers to automotive original equipment manufacturers ("Automotive OEMs") or direct or indirect suppliers to Automotive OEMs (such suppliers, together with Automotive OEMs, "Automotive Customers"), excluding such business engaged in by the QUALICO and PLATCO facilities. The Orscheln Light Duty Cable Division means the business of Orscheln engaged in the design and manufacture of hood release cables and heater, vent and air conditioning controls for passenger cars and light duty trucks for marketing and sale to Automotive Customers. For purposes of clarification, the Orscheln Transferred Business shall expressly not include those businesses of Orscheln engaged in (i) the marketing and manufacturing of pull and push/pull control cables for industrial use and (ii) the marketing and manufacturing of automotive parking brake cables and levers and automotive light duty control cables (including hood release cables and heater, vent and air conditioning controls) for sale to customers other than Automotive Customers (such businesses of Orscheln being sometimes collectively referred to herein as the "Orscheln Retained Business").

  (a) Upon the terms and subject to the conditions of this Agreement, and based upon the representations, warranties and agreements contained herein, Orscheln agrees to contribute to Newco, and Newco agrees to acquire and accept from Orscheln, at the Closing, all of Orscheln's right, title and interest in and to the "Orscheln Transferred Assets," which term as used herein means all properties and assets of Orscheln, other than the Orscheln Excluded Assets (as defined below), used or held for use primarily in the conduct or operation by Orscheln of the Orscheln Transferred Business on the Closing Date, whether tangible or intangible, real, personal or mixed, currently in use or idle, whether acquired by Orscheln prior to or after the date hereof, wherever located, whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto and whether or not having any value for accounting purposes or carried or reflected on or referred to in the financial statements of Orscheln, including, without limitation, the assets listed on
Schedule 1.2(a) that
are identified as Orscheln Transferred Assets and, without duplication of the foregoing, the following properties and assets:

          (i) Real Property. The fee interests in real property, together with all improvements, structures and buildings located thereon, construction in progress and fixtures of every kind and nature whatsoever forming part of said improvements, structures and buildings, and all easements, rights of way, transferable licenses and other appurtenances thereto, described in
    Schedule 1.2(a)(i) hereto (the "Orscheln Transferred Real Property"). Notwithstanding the foregoing, in the event that Newco shall cease to conduct manufacturing activities relating to the Orscheln Transferred Business at the CABROOK Facility described in Schedule 1.2(a)(i), Newco will transfer to Orscheln such parcel of Orscheln Transferred Real Property within 90 days of such cessation, and Orscheln shall make no payment in consideration of such transfer. In the event of a transfer of the CABROOK Facility to Orscheln pursuant to the foregoing sentence, all liabilities and obligations relating to the ownership of the CABROOK Facility arising after the date of such transfer shall be assumed by Orscheln and Newco shall have no liability with respect thereto (it being understood and agreed, however, that all liabilities and obligations relating to the ownership of the CABROOK Facility arising prior to the date of such transfer but after the date of the transfer of the CABROOK Facility to Newco pursuant to this Agreement shall be assumed by Newco and Orscheln shall have no liability with respect thereto);

          (ii) Leasehold Interests. The leasehold interests in real property (collectively, the "Orscheln

Transferred Leased Property") (and any deposits with respect thereto) and leasehold improvements thereon identified in Schedule 1.2(a)(ii) hereto. Each of the parties hereto agrees that pursuant to, and in accordance with the terms and conditions of, the sublease agreement attached hereto as an Ancillary Agreement (as defined in Section 5.5) included in Schedule 5.5, (a) on the Closing Date, Newco shall sublease the Human Resources Center described on Schedule 1.2(a)(ii) to Orscheln for the remaining current term of the lease relating to such Human Resources Center at an annual rental equal to $ -O-, (b) upon expiration of the current term of the lease covering the FABCON Facility and the Human Resources Center described on Schedule 1.2(a)(ii), Newco will exercise the purchase option applicable to such lease, and (c) immediately upon the exercise by Newco of the purchase option referred to in clause (b) of this paragraph, Newco will transfer the Human Resources Center described on Schedule 1.2(a)(ii) to Orscheln, and Orscheln shall make no payment to Newco in connection with such transfer. Upon the effective date of the transfer of the Human Resources Center referred to in clause (c) of the preceding sentence, all liabilities and obligations relating to the ownership of the Human Resources Center arising after such date shall be assumed by Orscheln and Newco shall have no liability with respect thereto (it being understood and agreed, however, that all liabilities and obligations relating to the ownership of the Human Resources Center arising prior to the date of such transfer but after the transfer of the Human Resources Center to Newco pursuant to this Agreement shall be assumed by Newco and Orscheln shall have no liability with respect thereto);

     (iii) Machinery, Equipment, Etc. Except as provided in the Ancillary Agreements, all machinery, moveable or immoveable equipment, tools, dies, molds and prints, vehicles, furniture and other tangible personal property located at
(a) the CABROOK, CABURY North, CABURY South, FABCON, FLEXCON, RIVCON and HANNICON facilities, the Quality Testing Lab and the Technical Center (other than the assets listed on Schedule 1.2(a)(iii)(a) hereto) or (b) the PLATCO, QUALICO and ORBCO facilities and which are listed on Schedule 1.2(a)(iii)(b) hereto as being transferred by Orscheln to Newco;

     (iv) Inventories. All inventories, including without limitation raw materials, work-in-process, finished goods, purchased goods, parts, accessories and supplies which are located at, or in transit to, (a) the CABROOK, CABURY North, CABURY South, FABCON, FLEXCON, RIVCON and HANNICON facilities, the Quality Testing Lab and the Technical Center (other than the inventories listed on Schedule 1.2(a)(iv)(a) hereto), (b) any and all other facilities of Orscheln and which are specified on Schedule 1.2(a)(iv)(b) hereto as being transferred by Orscheln to Newco or (c) any facility of a customer or outside processor of the Orscheln Transferred Business under consignment or outside processing arrangements and which relate to the Orscheln Transferred Business;

     (v) Accounts Receivable. All accounts receivable and notes receivable and all reserves, guarantees and security with respect thereto, in each case arising from the sale of products manufactured or sold by Orscheln in the conduct or operation by Orscheln of the Orscheln Transferred Business prior to the Closing

Date, including, without limitation, the sale of products manufactured or sold by Orscheln to Otscon (as defined herein), in each case as reflected on the internal accounting system of Orscheln on the Closing Date;

     (vi) Business Contracts. All contracts, leases, licenses, agreements, purchase and sale orders, commitments and other instruments, documents and arrangements (collectively, "Business Contracts") in favor of the Orscheln Transferred Business or which relate primarily to the Orscheln Transferred Business, excluding insurance policies described in Section 1.2(a)(xxv);

     (vii) Records. All Records (as defined in Section 3.2) relating primarily to the Orscheln Transferred Business that are currently used by Orscheln in the conduct or operation of the Orscheln Transferred Business;

     (viii) Intellectual Property. The Intellectual Property (as defined in
Section 2.1(1)) of Orscheln that is listed or described on Schedule
1.2(a)(viii);

     (ix) Rights to Certain Insurance Proceeds and Indemnification Payments, Claims, etc. All rights of Orscheln to receive payment of insurance proceeds or indemnification payments in connection with the Orscheln Transferred Business or the Orscheln Assumed Liabilities (other than insurance or indemnification payments relating to product liability claims) and all claims, causes of action, choses in action, rights of recovery, and rights of setoff of any kind relating primarily to the Orscheln Transferred Business or the Orscheln Transferred Assets, except for the Specified Customer Claims;

          (a) For purposes hereof: "Specified Customer Claims" means all Ford Claims and all GM Claims, collectively; "Ford Claims" means all claims, causes of action, choses in action, rights of recovery, and rights of setoff of Orscheln against Ford Motor Company (or any of its affiliates or suppliers) arising from facts or circumstances arising on or prior to the Closing Date; and "GM Claims" means all claims, causes of action, choses in action, rights of recovery, and rights of setoff of Orscheln against General Motors Corporation (or any of its affiliates or suppliers) arising from facts or circumstances arising on or prior to the Closing Date.

          (b) With respect to Ford Claims, Orscheln hereby agrees that until the occurrence of a Ford Indemnification Breach Event, (i) Orscheln will hold in trust solely for the benefit of Newco all Ford Claims and will promptly pay or otherwise transfer to Newco all amounts of cash or other property received or receivable with respect thereto, net of reasonable out-of-pocket costs and expenses (including, without limitation, reasonable expenses of investigation and fees and disbursements of counsel) with respect thereto and (ii) Newco shall act as exclusive agent for Orscheln with respect to all Ford Claims and shall have exclusive authority to assert on behalf of Orscheln in such manner or forum, or to refrain from asserting, to settle or refrain from settling, and to select, direct and otherwise manage counsel in connection with, any and all Ford Claims as Newco deems appropriate in its sole discretion. Orscheln will not directly or indirectly transfer any interest in any of the Ford Claims without the prior written consent of Newco, which consent Newco may withhold in its sole discretion.

          (c) With respect to GM Claims, Orscheln hereby agrees that until the occurrence of a GM Indemnification Breach Event, (i) Orscheln will hold in trust solely for the benefit of Newco all GM Claims and will promptly pay or otherwise transfer to Newco all amounts of cash or other property received or receivable with respect thereto, net of reasonable out-of-pocket costs and expenses (including, without limitation, reasonable expenses of investigation and fees and disbursements of counsel) with respect thereto and (ii) Newco shall act as exclusive agent for Orscheln with respect to all GM Claims and shall have exclusive authority to assert on behalf of Orscheln in such manner or forum, or to refrain from asserting, to settle or refrain from settling, and to select, direct and otherwise manage counsel in connection with, any and all GM Claims as Newco deems appropriate in its sole discretion. Orscheln will not directly or indirectly transfer any interest in any of the GM Claims without the prior written consent of Newco, which consent Newco may withhold in its sole discretion.

          (d) For purposes hereof, a "Ford Indemnification Breach Event" will be deemed to have occurred (i) if, within ten days after Arthur Andersen & Co. or Newco's then current independent auditors shall have delivered to Newco a Ford Claims Transfer Notice (as defined below), Newco shall have failed to demonstrate to Orscheln's reasonable satisfaction that Newco will be able to pay the full amount of any indemnification that may be required pursuant to and in accordance with Section 8.2 with respect to claims by Ford Motor Company (or its affiliates or suppliers) against Orscheln, or (ii) Newco shall be in breach of its obligations pursuant to Section 8.2 to indemnify or defend Orscheln against any claim by Ford Motor Company (or its affiliates or suppliers) ten days after delivery by Orscheln to Newco of a written notice describing such breach with particularity. For purposes of the foregoing, a "Ford Claims Transfer Notice" is a letter by Arthur Andersen & Co. or Newco's then current independent auditors confirming, based upon the information available to it regarding Newco's financial condition and prospects and the expected magnitude of any liability of Newco with respect to claims by Ford Motor Company (or any of its affiliates or suppliers) against Orscheln for which Newco is obligated to indemnify Orscheln pursuant to Section 8.2, that any opinion that they would be able to issue on the financial statements of Newco would include a "going concern" qualification.

          (e) For purposes hereof, a "GM Indemnification Breach Event" will be deemed to have occurred (i) if, within ten days after Arthur Andersen & Co. or Newco's then current independent auditors shall have delivered to Newco a GM Claims Transfer Notice (as defined below), Newco shall have failed to demonstrate to Orscheln's reasonable satisfaction that Newco will be able to pay the full amount of any indemnification that may be required pursuant to and in accordance with Section 8.2 with respect to claims by General Motors Corporation (or its affiliates or suppliers) against Orscheln, or (ii) Newco shall be in breach of its obligations pursuant to Section 8.2 to indemnify or defend Orscheln against any claim by General Motors Corporation (or its affiliates or suppliers) ten days after delivery by Orscheln to Newco of a written notice describing such breach with particularity. For purposes of the foregoing, a "GM Claims Transfer Notice" is a letter by Arthur Andersen & Co. or Newco's then current independent auditors confirming, based upon the information available to it regarding Newco's financial condition and prospects and the expected magnitude of any liability of Newco with respect to claims by General Motors Corporation (or any if its affiliates or suppliers) against Orscheln for which Newco is obligated to indemnify Orscheln pursuant to Section 8.2, that any opinion that they would be able to issue on the financial statements of Newco would include a "going concern" qualification.

          (f) Upon and after any Ford Indemnification Breach Event, in the event that Orscheln receives and retains any amount of cash or other property with respect to any Ford Claim, net of reasonable out-of-pocket costs and expenses (including, without limitation, reasonable expenses of investigation and fees and disbursements of counsel) with respect thereto, then Newco's obligation to indemnify Orscheln pursuant to Section 8.2 hereof will be reduced by the amount thereof, notwithstanding any other provisions hereof. Upon and after any GM Indemnification Breach Event, in the event that Orscheln receives and retains any amount of cash or other property with respect to any GM Claim, net of reasonable out-of-pocket costs and expenses (including, without limitation, reasonable expenses of investigation and fees and disbursements of counsel) with respect thereto, then Newco's obligation to indemnify Orscheln pursuant to
Section 8.2 hereof will be reduced by the amount thereof, notwithstanding any other provisions hereof.

          (x) Commercial Data and Intangibles. All financial, accounting and operating data, other than those which relate primarily to the Orscheln Excluded

Assets or the Orscheln Excluded Liabilities (as defined in Section 1.2(b) hereof), including but not limited to all books, records and files, computer software, programs and data bases, market and price studies, market analysis surveys, marketing and business plans, credit information, cost and pricing information, customer and supplier lists, files and records, sales, promotional and training material and payroll, personnel and health and safety records (provided, however, that employee medical records shall be transferred only to Newco's medical staff);

          (xi) Permits. All permits, licenses, certifications, franchises, approvals and other similar rights that are used, required or necessary for the lawful ownership of the Orscheln Transferred Assets and all permits, licenses, franchises, approvals and other similar rights that are used in the conduct or operation by Orscheln of the Orscheln Transferred Business;

          (xii) Cash. All petty cash funds and imprest checking accounts maintained at the Orscheln facilities listed on Schedule 1.2(a)(xii);

          (xiii) Unbilled Customer Dies. Unbilled customer dies relating primarily to the Orscheln Transferred Business;

          (xiv) Other Assets. All other assets, including prepaid expenses relating to the Orscheln Transferred Business and prepaid salaries of the Orscheln Transferred Business Employees in the ordinary course of business consistent with past practice, used or held for use primarily in the conduct or operation of the Orscheln Transferred Business;

specifically excepting and excluding, however, the following properties and assets (the "Orscheln Excluded Assets"):

          (xv) Real Property. Any and all fee interests in real property owned or held by Orscheln that are not listed or described in Schedule 1.2(a)(i) hereto, together with all improvements, structures and buildings located thereon, construction in progress and fixtures of every kind and nature whatsoever forming part of said improvements, structures and buildings, and all easements, rights of way, transferable licenses and other appurtenances thereto;

          (xvi) Leasehold Interests. Any and all leasehold interests in real property held by Orscheln that are not listed or described in Schedule 1.2(a)(ii) hereto (and any deposits with respect thereto) and leasehold improvements on such real property; provided, however, that Orscheln agrees to sublease to Newco the leases covering the Orscheln Leased Properties listed in Schedule 1.2(a)(xvi);

          (xvii) Machinery, Equipment, Etc. All machinery, moveable or immoveable equipment, tools, dies, molds and prints, vehicles, furniture and other tangible personal property located at (a) the CABROOK, CABURY North, CABURY South, FABCON, FLEXCON, RIVCON and HANNICON Facilities, the Quality Testing Lab and the Technical Center and which are listed on
     Schedule 1.2(a)(iii)(a) hereto or (b) any and all other Orscheln Facilities (other than the assets listed on Schedule 1.2(a)(iii)(b) hereto as being transferred by Orscheln to Newco);

          (xviii) Inventories. All inventories, including raw materials work-in-process, finished goods, purchased goods, parts, accessories and supplies which are located at, or in transit to, (a) the CABROOK, CABURY North, CABURY South, FABCON, FLEXCON, RIVCON and HANNICON facilities, the Quality Testing Lab and the Technical Center and which are listed on Schedule 1.2(a)(iv)(a) hereto, (b) any other facility of Orscheln (other than the inventories which are listed on Schedule 1.2(a)(iv)(b) hereto as being transferred by Orscheln to Newco), or (c) any facility of a customer or outside processor of the Orscheln Retained Business under consignment or outside processing arrangements and which relate to the Orscheln Retained Business;

          (xix) Accounts Receivable. All accounts receivable and notes receivable and all reserves, guarantees and security with respect thereto, in each case arising from the sale of products manufactured or sold by Orscheln other than in the conduct or operation of the Orscheln Transferred Business prior to the Closing Date, as reflected in the internal accounting system of Orscheln on the Closing Date;

          (xx) Business Contracts. All Business Contracts other than those Business Contracts which are in favor of the Orscheln Transferred Business or which pertain primarily to the Orscheln Transferred Business;

          (xxi) Intellectual Property. All Intellectual Property of Orscheln not listed on Schedule 1.2(a) (viii) hereto;

          (xxii) Cash. All cash, cash equivalents and overdrafts of Orscheln (whether or not relating to the Orscheln Transferred Business) that are not described in Section 1.2(a)(xii);

          (xxiii) Tax Records. Subject to Section 5.8 hereof, the records and materials relating primarily to taxes of Orscheln and its stockholders with respect to the conduct of the Orscheln Transferred Business prior to or on the Closing Date;

          (xxiv) Orscheln Name and Logo. Except as permitted by one or more Ancillary Agreements, any right to use any name or logo of Orscheln, or any variant or derivative thereof, whether or not such logo, name, variant or derivative was used by Orscheln in the conduct or operation of the Orscheln Transferred Business;

          (xxv) Insurance Policies, Claims, Etc. The insurance policies of Orscheln pertaining to the businesses of Orscheln (including the Orscheln Transferred Business) and the rights of Orscheln thereunder and all claims, causes of action, choses in action, rights of recovery, and rights of setoff of any kind that do not relate primarily to Orscheln Transferred Business or the Orscheln Transferred Assets or that relate to the Specified Customer Claims;

          (xxvi) Pension Funds, Etc. All pension funds or segregated funds held by Orscheln for the benefit of employees of Orscheln;

          (xxvii) Tax Refunds. All rights of Orscheln to refunds in respect of federal, state, local or foreign taxes of any kind and character in respect of the operation of the businesses of Orscheln (including the Orscheln Transferred Business) prior to or on the Closing Date;

          (xxviii) Shares of Stock. All shares of stock of other corporations held by Orscheln;

          (xxix) Memberships. All memberships in country clubs and other social or business organizations; and

          (xxx) Miscellaneous. Except for such assets as are designated herein as Orscheln Transferred Assets, any assets, including, without limitation, real property and leasehold interests, equipment, tools, dies, molds and prints, inventories, technology, Intellectual Property, Business Contracts, commercial data and intangibles and permits of Orscheln which are not used primarily in or which do not pertain primarily to the Orscheln Transferred Business, including, without limitation, DEMA, Munilease, Utility Air and Corsa.

          (b) In consideration of the contribution by Orscheln of the Orscheln Transferred Assets, subject to the terms and condition of this Agreement, Newco will, at the Closing:

     (i) (A) issue to Orscheln 125,213.65 shares of Class A Common Stock and an option to purchase 818.18 shares of Class A Common Stock having the terms and provisions set forth on Schedule 1.1 and (B) issue to Orscheln a subordinated promissory note of Newco in an aggregate principal amount of $2,000,000;

     (ii) assume and agree to pay, perform and discharge in accordance with and subject to their respective terms notes payable and other funded indebtedness of Orscheln in an aggregate amount (including unpaid accrued interest on such indebtedness, any premiums or penalties payable upon prepayment thereof and any other amounts owing in connection therewith) not to exceed $26,000,000 under the agreements and instruments listed on Schedule 1.2(b)(ii) hereto (such amounts so assumed, the "Orscheln Assumed Debt"), all as the same shall exist at the Closing Date;

          (iii) transfer to Orscheln an amount in cash equal to $38,000,000 less the aggregate amount of the Orscheln Assumed Debt, which amount shall be adjusted by the amount of the Estimated Adjustment (as defined in Section
     1.4 and determined in accordance therewith) (the "Cash Consideration"); and

          (iv) assume and agree to pay, perform and discharge in accordance with and subject to their respective terms all other liabilities and obligations of Orscheln to the extent arising from the Orscheln Transferred Business (other than notes payable and other funded indebtedness), whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether or not having any value (or negative value) for accounting purposes or carried or reflected on or referred to in the financial statements of Orscheln, all as the same shall exist at the Closing Date (such liabilities and obligations, together with the Orscheln Assumed Debt, but excluding the Orscheln Excluded Liabilities and liabilities and obligations to the extent arising from the Orscheln Excluded Assets, the "Orscheln Assumed Liabilities"), including, without limitation, the following:

               (A) Except for the Orscheln Excluded Liabilities, all liabilities and obligations to the extent arising out of, resulting from or relating to the Orscheln Transferred Assets or incurred by Orscheln in the conduct or operation of the Orscheln Transferred Business, whether or not such liabilities and obligations are accrued on the books of Orscheln as of the Closing Date, including, without limitation, all liabilities and obligations described on Schedule 2.1(k);

          (B) (i) All accounts payable of Orscheln, net of payables related to non-operating expenses, payroll and related taxes, and in-transit inventories to the extent arising out of the conduct or operation of the Orscheln Transferred Business, as reflected on the internal accounting system of Orscheln using an allocation method based on standard costs of sales for materials and overhead reported for the months of November and December 1993 (which allocation method has previously been reviewed and approved by Dura) and (ii) all accrued liabilities of Orscheln consisting of payroll liabilities, payroll tax liabilities and other benefit-related liabilities to the extent attributable to the Orscheln Transferred Business Employees;

          (C) All liabilities and obligations of Orscheln under orders, Business Contracts and other commitments included in the Orscheln Transferred Assets to the extent arising from the Orscheln Transferred Business, including, without limitation, rights arising as a direct consequence of the assignment of such orders, Business Contracts and commitments by Orscheln to Newco hereunder;

          (D) All liabilities and obligations arising out of, resulting from or relating to claims, whether founded upon negligence, breach of warranty, strict liability in tort and/or other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property arising out of a defect or alleged-defect of a product designed, manufactured or sold by Newco;

          (E) All liabilities and obligations of Orscheln arising out of, resulting from or relating to the Ford CDW-27 recall or the Ford F-Truck recall;

          (F) All liabilities and obligations of Orscheln arising out of, resulting from or relating to any violation of any statute, ordinance, regulation or other governmental requirements, including, without limitation, any such statute, ordinance, regulation or other governmental requirement relating to the emission, discharge or release of hazardous materials into the environment or the generation, treatment, storage, transportation or disposal of hazardous wastes by Orscheln prior to the Closing Date to the extent arising from its conduct or operation of the Orscheln Transferred Business prior to the Closing Date or by Newco on or after the Closing Date; provided, however, that the Orscheln Assumed Liabilities shall not include any such liabilities or obligations of Orscheln arising out of, resulting from or relating to the ownership or operation by Orscheln of any Orscheln Excluded Asset, including the ORBCO facility, or to the extent relating to the conduct or operation by Orscheln of the Orscheln Retained Business;

          (G) All liabilities and obligations arising out of, resulting from or relating to claims of infringement or other misappropriation of the Intellectual Property rights of other persons with respect to the manufacture, use and sale of products by Orscheln to the extent arising from its conduct of the Orscheln Transferred Business prior to the Closing Date or by Newco on or after the Closing Date;

     (H) All liabilities for the return of goods sold by Orscheln to the extent arising from its conduct of the Orscheln Transferred Business before the Closing Date or by Newco on or after the Closing Date and returned or returnable by a distributor of products of the Orscheln Transferred Business; and

     (I) All liabilities or obligations for property taxes (other than stamp, transfer, document, sales, use, registration or other taxes and fees resulting directly from the transfer of the Orscheln Transferred Assets by Orscheln to Newco that are payable by Orscheln pursuant to Section 3.3 hereof) assessed by any state or local government, or any political subdivision thereof or any taxing authority therein, on any of the Orscheln Transferred Real Property that either (a) have not been paid by Orscheln and are included on the Orscheln Final Closing Balance Sheet or (b) arise with respect to the period beginning after the Closing Date;

     (J) Any liabilities or obligations with respect to federal, state, local or foreign taxes of every kind and character to the extent arising from the conduct or operation of the Orscheln Transferred Business after the Closing Date (for this purpose, the determination of such taxes for the portion of the taxable year or period ending on, and the portion of the taxable year or period beginning after, the Closing Date shall be made by assuming that Orscheln had a taxable year or peri-
     od that ended at the close of business on the Closing Date (as shown on Schedule 1.2(b)(iv)(N)), except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis);

          (K) All obligations and liabilities of Orscheln relating to workers' compensation, hospital, medical, surgical, disability, vision, dental and similar plans of Orscheln relating to the Orscheln Transferred Business Employees (as defined in Section 5.6);

specifically excepting and excluding, however, the following liabilities and obligations, whether accrued, absolute, contingent or otherwise and whether due or to become due, and whether or not having any value (or negative value) for accounting purposes or carried or reflected on or referred to in the financial statements of Orscheln, all as the same shall exist at the Closing Date (the "Orscheln Excluded Liabilities"):

          (L) Except as otherwise provided herein, any liabilities or obligations of Orscheln to the extent that they arise out of, result from or relate to the Orscheln Excluded Assets or the Orscheln Retained Business;

          (M) (i) All accounts payable of Orscheln, net of payables to the extent arising out of the conduct or operation of the Orscheln Retained Business, as reflected on the internal accounting system of Orscheln using an allocation method based on standard costs of sales for material and overhead reported for the months of November and December 1993 (which allocation method has previ-
ously been reviewed and approved by Dura) and (ii) all accrued liabilities of Orscheln consisting of payroll liabilities, payroll tax liabilities and other benefit-related liabilities attributable to employees of Orscheln who are not Orscheln Transferred Business Employees;

     (N) Except as provided in subclause (I) of this Section 1.2(b)(iv), any liabilities or obligations with respect to federal, state, local or foreign taxes of every kind and character to the extent connected with the conduct or operation of the Orscheln Transferred Business on or prior to the Closing Date or the sale of the Orscheln Transferred Business (for this purpose, the determination of such taxes for the portion of the taxable year or period ending on, and the portion of the taxable year or period beginning after, the Closing Date shall be made by assuming that Orscheln had a taxable year or period that ended at the close of business on the Closing Date (as shown on Schedule 1.2(b)(iv)(N)), except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis);

     (O) Orscheln's liabilities and obligations created by this Agreement and the other agreements of Orscheln contemplated hereby;

     (P) All liabilities and obligations arising out of, resulting from or relating to claims, whether founded upon negligence, breach of warranty, strict liability in tort and/or other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property occurring prior to the Closing Date and arising out of a defect or alleged defect of a product designed, manufactured or sold by Orscheln in connection with its conduct of the Orscheln Transferred Business before the Closing Date or in connection with its conduct or operation of the Orscheln Retained Business;

                    (Q) Any liabilities and obligations of Orscheln relating to any retirement, pension, profit sharing or other compensation or employee benefit plans of Orscheln, except for workers' compensation, hospital, medical, surgical, disability, vision, dental and similar plans of Orscheln relating to the Orscheln Transferred Business Employees that are to be assumed by Newco pursuant to this Agreement;

                    (R) All liabilities and obligations of Orscheln arising out of, resulting from or relating to any violation of any statute, ordinance, regulation or other governmental requirements, including, without limitation, any such statute, ordinance, regulation or other governmental requirement relating to the emission, discharge or release of hazardous materials into the environment or the generation, treatment, storage, transportation or disposal of hazardous wastes by Orscheln in connection with its conduct or operation of the Orscheln Retained Business and any such liabilities or obligations of Orscheln arising out of, resulting from or relating to the ownership or operation by Orscheln of any Orscheln Excluded Asset, including the ORBCO facility;

                    (S) All liabilities and obligations arising out of, resulting from or relating to claims of infringement or other misappropriation of the Intellectual Property rights of other persons with respect to the manufacture, use and sale of products by Orscheln in connection with its conduct or operation of the Orscheln Retained Business;

                    (T) Except as set forth in (H) above, all liabilities for the return of goods sold by Orscheln to the extent connected with its conduct or operation of the Orscheln Retained Business and returned or returnable by a distributor of products of the Orscheln Retained Business;

                    (U) All notes payable and funded indebtedness of Orscheln other than the Orscheln Assumed Debt; and

                    (V) All liabilities and obligations of Orscheln, if any, arising out of, resulting from or relating to the litigation captioned Derick Bobb. et al. v. Ford Motor Company currently pending in the United States District Court for the Middle District of Pennsylvania, Civil Action No. 4:CV94-490 or the specific facts and circumstances giving rise to that litigation.

     (c) The parties have attempted in good faith to divide machinery, equipment, tools, dies, molds and other such assets between the Orscheln Transferred Business and the Orscheln Retained Business based upon primary use and in a manner which will allow the two businesses to function separately after the Closing. However, as to any Orscheln Transferred Asset or Orscheln Retained Asset which was at any time used by or for the benefit of both the Orscheln Transferred Business and the Orscheln Retained Business be-fore the Closing, and is at any time reasonably required by both parties after the Closing, the parties shall cooperate so as to allow any such asset to be used by both parties to meet the reasonable needs of each other and in a manner which will not unreasonably interfere with the business or operations of the other.

     1.3 Closing. (a) The closing of (i) the transfer of the MC Holding Shares,
(ii) the purchase by Onex and J2R from MC Holding of the subordinated promissory notes of MC Holding described in Section l.l(b), (iii) the issuance to Orscheln by Newco of the subordinated promissory note of Newco described in Section 1.2(b)(i), (iv) the transfer of the Orscheln Transferred Assets and (v) the other transactions contemplated by this Agreement and the MC Management Stockholders Contribution Agreements (the "Closing") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Street, Chicago, Illinois 60601, at 11:59 p.m., Central Daylight Time, on August 31, 1994, or at such other time, date and/or place as the parties hereto may agree. For all purposes hereof, the transfer of the MC Holding Shares and issuance of the shares of Newco Common Stock in exchange therefor shall be deemed to immediately precede the other transactions occurring at the Closing, and the Closing will not be deemed to occur until all such transactions have been consummated. As used herein, the "Closing Date" means 11:59 p.m. (Central Daylight Time) on August 31, 1994.

     (b) At the Closing: (i) Each MC Stockholder and, pursuant to the MC Management Stockholders Contribution Agreements, each MC Management Stockholder will deliver to Newco certificates in definitive form representing all of the MC Holding Shares held by such MC Holding Stockholder or MC Management Stockholder, duly endorsed in blank, or accompanied by stock powers duly executed in blank, with all ap-plicable stock transfer tax stamps, if any, properly affixed; (ii) Onex will deliver to MC Holding an aggregate amount of $1,800,000, by wire transfer of immediately available funds, to an account designated by MC Holding prior to the Closing and MC Holding will deliver to Onex a subordinated promissory Note of MC Holding in an aggregate principal amount of $1,800,000; (iii) J2R will deliver to MC Holding an aggregate amount of $200,000, by wire transfer of immediately available funds, to an account designated by MC Holding prior to the Closing, and MC Holding will deliver to J2R a subordinated promissory note of MC Holding in an aggregate principal amount of $200,000; (iv) Orscheln will deliver to Newco such instruments of conveyance and assignment, dated the Closing Date and in form and substance reasonably satisfactory to MC Holding, as shall be necessary to vest effectively in Newco good and marketable title to the Orscheln Transferred Assets and will take such action as may be necessary to deliver and to put Newco in possession of the Orscheln Transferred Assets; (v) Newco will, pursuant to the Management Stockholders Contribution Agreements, deliver to the MC Holding Stockholders certificates representing an aggregate number of 28,038.91 shares of Class A Common Stock, 100,000 shares of Class B Common Stock and 25,000 shares of Class C Common Stock registered in the names of each of the MC Holding Stockholders in the respective amounts set forth opposite their names on Schedule 1.1 hereto; (vi) Newco will deliver to Orscheln certificates representing an aggregate number of 125,213.65 shares of Class A Common Stock and one or more certificates representing an option to purchase 818.18 shares of Class A Common Stock having the terms and provisions set forth on Schedule 1.1, in each case registered in the name of Orscheln; (vii) Newco will deliver to Orscheln an aggregate amount, in U.S. dollars, equal to the Cash Consideration, by wire transfer of immediately available funds, to an account to be designated by Orscheln to MC Holding prior to the Closing; (viii) Newco will deliver to Orscheln a subordinated promissory note of Newco in an aggregate principal amount of $2,000,000, (ix) Newco will deliver to Orscheln such instruments, in form and substance reasonably satisfactory to Orscheln, as shall be necessary to effect the assumption by Newco of the Orscheln Assumed Liabilities; (x) Newco will pay the fees and expenses specified in Section 9.1 of Orscheln, MC Holding and the MC Holding Stockholders; and (xi) each party hereto shall deliver all such documents, and take all such other action, contemplated by this Agreement.

     1.4 Post-Closing Adjustment of Cash Consideration. The Cash Consideration Adjustment (as defined hereafter and determined in accordance with this Section 1.4) shall be determined as follows:

     (a) Accounting Principles. Notwithstanding anything contained herein to the contrary, (i) the Orscheln Closing Balance Sheet and the Orscheln Final Closing Balance Sheet (as such terms are defined in this Section 1.4) shall be prepared in accordance with generally accepted accounting principles and, to the extent consistent therewith, the accounting principles consistently applied by Orscheln in the preparation of the balance sheet of Orscheln as of December 25, 1993 (the "Orscheln 1993 Balance Sheet") and (ii) the MC Holding Closing Balance Sheet and the MC Holding Final Closing Balance Sheet (as such terms are defined in this Section 1.4) shall be prepared in accordance with generally accepted accounting principles and, to the extent consistent therewith, the accounting principles consistently applied by MC Holding in the preparation of the balance sheet of MC Holding as of January 2, 1994 (the "MC Holding 1994 Balance Sheet"); in each case notwithstanding the fact that the generally accepted accounting principles described in clauses (i) and (ii) may not be fully consistent with each other.

     (b) Estimated Adjustments.

     (i) Not less than five (5) business days prior to the Closing Date, Orscheln will deliver to MC Holding and the representative designated by the holders of a majority of the outstanding shares of MC Holding Stock held by the MC Holding Stockholders on the date hereof (the "MC Stockholder Representative") a certificate signed by a senior officer of Orscheln setting forth his best estimate of the Orscheln Estimated Adjustment and the basis of the calculation thereof. The "Orscheln Estimated Adjustment" shall be the amount (which may be negative) determined by subtracting the December 25, 1993 Net Book Value of the Orscheln Transferred Assets, as determined in accordance with paragraph (d) of this Section 1.4, from the estimated Closing Date Net Book Value of the Orscheln Transferred Assets, as determined in accordance with this Section 1.4 in good faith by such officer of Orscheln based on his estimates as of the Closing Date, which estimates shall be based upon actual results through July 30, 1994 and the August 1994 budget. The Orscheln Estimated Adjustment shall be determined by application of the same accounting methods specified in paragraph (d) of this
Section 1.4.

     (ii) Not less than five (5) business days prior to the Closing Date, MC Holding will deliver to Orscheln a certificate signed by a senior officer of MC Holding setting forth his best estimate of the MC Holding Estimated Adjustment and the basis of the calculation thereof. The "MC Holding Estimated Adjustment" shall be the amount (which may be negative) determined by subtracting the January 2, 1994 Net Book Value of the MC Holding Stockholders' Equity, as determined in accordance with paragraph (f) of this Section 1.4, from the estimated Closing Date Net Book Value of the MC Holding Stockholders' Equity, as determined in accordance with this Section 1.4 in good faith by such officer of MC Holding based on his estimates as of the Closing Date, which estimates shall be based upon actual results through July 31, 1994 and the August 1994 budget. The MC Holding Estimated Adjustment shall be determined by application of the same accounting methods specified in paragraph (f) of this Section 1.4.

     (iii) The Cash Consideration to be paid to Orscheln at the Closing pursuant to Section 1.3(b)(vii) shall be adjusted by adding to it the Estimated Adjustment. The "Estimated Adjustment" shall be the sum of (A) the amount (which may be negative) obtained by subtracting the MC Holding Estimated Adjustment from the Orscheln Estimated Adjustment and (B) an amount equal to 18.2% of the MC Holding Estimated Adjustment.

     (c) Closing Audits. (i) As promptly as practicable (but in no event more than 60 days) after the Closing, Orscheln shall prepare a balance sheet (the "Orscheln Closing Balance Sheet") which shall set forth the book value of the Orscheln Transferred Assets and the book value of the Orscheln Assumed Liabilities, in each case as of the close of business on the Closing Date and determined in accordance with the same accounting principles as those used in the preparation of the Orscheln Financial Statements referred to in Section 2.1(e). Such balance sheet shall be audited by Arthur Andersen & Co. and shall be furnished, together with the notes thereto and the report of Arthur Andersen & Co. thereon, to MC Holding and the MC Stockholder Representative. The Orscheln Closing Balance Sheet shall be presented in a level of detail comparable to that of Orscheln's bal-ance sheet included in the Orscheln Financial Statements referred to in Section 2.1(e) and in any event reasonably sufficient to enable the parties to make the determinations required by this Section 1.4.

     MC Holding and the MC Stockholder Representative shall have a 30-day period, commencing upon its receipt of the Orscheln Closing Balance Sheet, to complete a review of the Orscheln Closing Balance Sheet, and within such review period MC Holding and the MC Stockholder Representative shall notify Orscheln in writing of the existence or absence of any objections to the Orscheln Closing Balance Sheet. During such thirty-day period, Orscheln shall make available to MC Holding and the MC Stockholder Representative and their respective representatives and accountants, upon request by MC Holding or the MC Stockholder Representative, all relevant work papers and other relevant information relating to the Orscheln Closing Balance Sheet and appropriate personnel of Orscheln. If (i) MC Holding or the MC Stockholder Representative shall not object to the Orscheln Closing Balance Sheet within such period or
(ii) the aggregate net amount of all items disputed by MC Holding and the MC Stockholder Representative is less than $100,000, the Orscheln Closing Balance Sheet will, without further action, become the "Orscheln Final Closing Balance Sheet."

     If MC Holding or the MC Stockholder Representative shall notify Orscheln within such 30-day period as to any objections to the Orscheln Closing Balance Sheet involving a net aggregate amount of items in dispute in excess of $100,000, such notice shall state the basis of and (to the extent known) the details concerning such objections. MC Holding, the MC Stockholder Representative, Orscheln and Arthur Andersen & Co. will promptly attempt in good faith to resolve all such objections. Orscheln shall make available to MC Holding and the MC Stockholder Representative and their respective representatives and accountants, upon request by MC Holding or the MC Stockholder Representative, all relevant work papers and other relevant information relating to the objections of MC Holding or the MC Stockholder Representative and appropriate personnel of Orscheln. If MC Holding, the MC Stockholder Representative, Orscheln and Arthur Andersen & Co. are able to resolve all such objections within 30 days following receipt by Orscheln of MC Holding's or the MC Stockholder Representative's notice of objections as provided above, the Orscheln Closing Balance Sheet, as modified to reflect any changes agreed to in the resolutions of the objections, will become the "Orscheln Final Closing Balance Sheet."

     If MC Holding, the MC Stockholder Representative, Orscheln and Arthur Andersen & Co. are unable to resolve all such objections within such 30-day period, then MC Holding, the MC Stockholder Representative and Orscheln shall specify in writing the matters and amounts upon which they are unable to reach agreement and shall designate an independent accounting firm chosen from one of the remaining "Big Six" accounting firms to act as arbitrator (the "Arbitrator"). If MC Holding, the MC Stockholder Representative and Orscheln are unable to designate such a firm by mutual agreement, such firm shall be appointed by the American Arbitration Association. MC Holding and Orscheln shall share equally the fees and expenses of such firm. The parties shall endeavor to cause such firm to deliver its report within 30 days after its appointment. The report of such firm shall be final and not subject to appeal by court action, arbitration or otherwise and shall determine the "Orscheln Final Closing Balance Sheet" for purposes of this Section 1.4.

     Orscheln shall cause Arthur Andersen & Co. to make available to the Arbitrator, MC Holding and the MC Stockholder Representative all relevant work papers and other relevant information and to cooperate with them in resolving all such objections. The Orscheln Final Closing Balance Sheet, as finally determined in accordance with this Section 1.4, shall be final and binding on all parties hereto and shall not be subject to appeal by court action, arbitration or otherwise.

     (ii) As promptly as practicable (and in no event more than 60 days) after the Closing, MC Holding shall prepare a balance sheet (the "MC Holding Closing Balance Sheet") which shall set forth the consolidated assets, liabilities and stockholders' equity of MC Holding as of the close of business on the Closing Date in accordance with the same accounting principles as those used in the preparation of the MC Holding Financial Statements referred to in Section 2.2(e). Such balance sheet shall be audited by Arthur Andersen & Co. and shall be furnished, together with the notes thereto and the report of Arthur Anderson & Co. thereon, to Orscheln. The MC Holding Closing Balance Sheet shall be presented in a level of detail comparable to that of MC Holding's balance sheet included in the MC Holding Financial Statements referred to in Section 2.2(e) and in any event reasonably sufficient to enable the parties to make the determinations required by this Section 1.4.

     Orscheln shall have a 30-day period, commencing upon its receipt of the MC Holding Closing Balance Sheet, to complete a review of the MC Holding Closing Balance Sheet, and within such review period Orscheln shall notify MC Holding in writing of the existence or absence of any objections to the MC Holding Closing Balance Sheet. During such thirty-day period, MC Holding shall make available to Orscheln and its representatives and accountants, upon request by Orscheln, all relevant work papers and other relevant information relating to the MC Holding Closing Balance Sheet and appropriate personnel of MC Holding and Dura. If (i) Orscheln shall not object to the MC Holding Closing Balance Sheet within such period or
(ii) the aggregate net amount of all items disputed by Orscheln is less than $100,000, the MC Holding Closing Balance Sheet will, without further action, become the "MC Holding Final Closing Balance Sheet."

  If Orscheln shall notify MC Holding within such 30-day period as to any objections to the MC Holding Closing Balance Sheet involving a net aggregate amount of items in dispute in excess of $100,000, such notice shall state the basis of and (to the extent known) the details concerning such objections. MC Holding, the MC Stockholder Representative, Orscheln and Arthur Andersen & Co. will promptly attempt in good faith to resolve all such objections. MC Holding shall make available to Orscheln and its representatives and accountants, upon request by Orscheln, all relevant work papers and other relevant information relating to the objections of Orscheln and appropriate personnel of MC Holding and Dura. If MC Holding, the MC Stockholder Representative, Orscheln and Arthur Andersen & Co. are able to resolve all such objections within 30 days following receipt by MC Holding of Orscheln's notice of objections as provided above, the MC Holding Closing Balance Sheet, as modified to reflect any changes agreed to in the resolutions of the objections, will become the "MC Holding Final Closing Balance Sheet."

  If MC Holding, Orscheln and Arthur Andersen & Co. are unable to resolve all such objections within such 30-day period, then MC Holding and Orscheln shall specify in writing the matters and amounts upon which they are unable to reach agreement and shall designate an independent accounting firm chosen from one of the remaining "Big Six" accounting firms to act as Arbitrator. If MC Holding and Orscheln are unable to designate such a firm by mutual agreement, such firm shall be appointed by the American Arbitration Association. MC Holding and Orscheln shall share equally the fees and expenses of such firm. The parties shall endeavor to cause such firm to deliver its report within 30 days after its appointment. The report of such firm shall be final and not subject to appeal by court action, arbitration or otherwise and shall determine the "MC Holding Final Closing Balance Sheet" for purposes of this Section 1.4.

  MC Holding shall cause Arthur Andersen & Co. to make available to the Arbitrator and Orscheln all relevant work papers and other relevant information and to cooperate with them in resolving all such objections. The MC Holding Final Closing Balance Sheet, as finally determined in accordance with this
Section 1.4, shall be final and binding on all parties hereto and shall not be subject to appeal by court action, arbitration or otherwise.

  (d) December 25, 1993 Net Book Value of the Orscheln Transferred Assets. The December 25, 1993 Net Book Value of the Orscheln Transferred Assets will be an amount equal to the book value of the Orscheln Transferred Assets at December 25, 1993 minus the book value of the Orscheln Assumed Liabilities (excluding any items relating to Orscheln Assumed Debt), as they existed at December 25, 1993, in each case as reflected in the Orscheln 1993 Balance Sheet. Notwithstanding anything to the contrary contained herein, all inventories reflected on the Orscheln 1993 Balance Sheet shall be stated on a first-in-first-out ("FIFO") basis.

               (e) Closing Date Net Book Value of the Orscheln Transferred Assets. The Closing Date Net Book Value of the Orscheln Transferred Assets will be an amount equal to the book value of the Orscheln Transferred Assets at the Closing Date minus the book value of Orscheln Assumed Liabilities (excluding any items relating to Orscheln Assumed Debt), at the Closing Date, in each case as reflected in the Orscheln Final Closing Balance Sheet; provided, however, that no liabilities will be recorded for such costs or expenses which Newco is obligated to reimburse Orscheln pursuant to Section 9.1 of this Agreement; and provided, further, that the inventories on the Orscheln Final Closing Balance Sheet shall be stated on a FIFO basis. The parties having agreed that Newco will assume all liabilities and obligations arising out of, resulting from or relating to the Ford CDW-27 recall or the Ford F-Truck recall, notwithstanding anything to the contrary contained herein, any accruals for or payments to Ford by Orscheln related to the Ford CDW-27 recall or the Ford F-Truck recall shall be reimbursed at Closing to Orscheln by Newco.

               (f) January 2, 1994 Net Book Value of the MC Holding Stockholders' Equity. The January 2, 1994 Net Book Value of the MC Holding Stockholders' Equity will be an amount equal to the consolidated net book value of the stockholders' equity of MC Holding at January 2, 1994, in each case as reflected in the MC Holding 1993 Balance Sheet. Notwithstanding anything to the contrary contained herein, all inventories reflected on the MC Holding 1993 Balance Sheet shall be stated on a FIFO basis.

               (g) Closing Date Book Value of the MC Holding Stockholders' Equity. The Closing Date Net Book Value of the MC Holding Stockholders' Equity will be an amount equal to the consolidated net book value of the stockholders' eq-uity of MC Holding at the Closing Date as reflected in the MC Holding Final Closing Balance Sheet, provided, however, that for purposes of calculating the consolidated net book value of the stockholders' equity of MC Holding at the Closing Date, (x) such net book value shall be reduced by the actual amount of income tax owed by MC Holding for the period January 1, 1994 through the Closing Date (e.g., after application of any applicable net operating loss carryforwards), but shall not otherwise be reduced or increased on account of any income tax liability or income tax benefit for the period January 1, 1994 through the Closing Date and (y) such net book value shall be adjusted for any penalties relating to any prepayment of existing indebtedness of MC Holding contemplated by this Agreement (but only to the extent that such penalties are not reflected in the pre-tax income of MC Holding through the Closing Date); and provided, further, that design and engineering costs incurred during the period subsequent to January 2, 1994 shall be expensed as incurred and shall not be capitalized for purposes of the MC Holding Final Closing Date Balance Sheet; and provided, further, that no liabilities will be recorded for such costs or expenses which Newco is obligated to reimburse MC Holding pursuant to Section
9.1 of this Agreement; and provided, further, that the inventories on the MC Holding Final Closing Balance Sheet shall be stated on a FIFO basis.

               (h) Determination of Adjustments.

               (i) The "Orscheln Adjustment" shall be the amount (which may be negative) determined by subtracting the December 25, 1993 Net Book Value of the Orscheln Transferred Assets, as determined in accordance with paragraph (d) of this Section 1.4, from the Closing Date Net Book Value of the

Orscheln Transferred Assets, as determined in accordance with paragraph (e) of this Section 1.4.

               (ii) The "MC Holding Adjustment" shall be the amount (which may be negative) determined by subtracting the January 2, 1994 Net Book Value of the MC Holding Stockholders' Equity, as determined in accordance with paragraph (f) of this Section 1.4, from the Closing Date Book Value of the MC Holding Stockholders' Equity, as determined in accordance with paragraph (g) of this
Section 1.4.

               (iii) The "Cash Consideration Adjustment" shall be the sum of (A) the amount (which may be negative) obtained by subtracting the MC Holding Adjustment from the Orscheln Adjustment and (B) an amount equal to 18.2% of the MC Holding Adjustment.

               (iv) The Cash Consideration Adjustment will be finally determined on the date the amounts of the Orscheln Adjustment and the MC Holding Adjustment are finally determined.

               (i) Payment of Cash Consideration Adjustment. If the Cash Consideration Adjustment exceeds the Estimated Adjustment, Newco shall transfer to Orscheln, by wire transfer of immediately available funds to the account designated by Orscheln pursuant to Section 1.3(b), the amount equal to the amount by which the Cash Consideration Adjustment exceeds the Estimated Adjustment, within ten (10) business days after the final determination of the Cash Consideration pursuant to paragraph (h) of this Section 1.4. If the Estimated Adjustment exceeds the Cash Consideration Adjustment, Orscheln shall transfer to Newco, by wire transfer of immediately available funds to an account designated by Newco, an amount equal to the amount by which the Estimated Adjustment exceeds the Cash Consideration Adjustment, together with interest at the Prime Rate published by Bank of America on the Closing Date thereon for the period from the Closing Date through and including the date on which the Cash Consideration Adjustment is paid, within ten (10) business days after the final determination of the Cash Consideration pursuant to paragraph (i) of this Section 1.4.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES

          2.1 Representations and Warranties of Orscheln. Orscheln hereby represents and warrants to the MC Holding Stockholders and Newco that:

          (a) Corporate Organization and Qualification. Orscheln is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Orscheln Transferred Business. For purposes of this Agreement, "Material Adverse Effect" means with respect to any party an effect on the financial position or results of operations of such party (considered, in the case of Orscheln, without including therein the Orscheln Excluded Assets or the Orscheln Excluded Liabilities), which is both material and adverse. Orscheln has all requisite corporate power and authority to carry on in all material respects its business as it is now being conducted.

          (b) Organizational Documents. Orscheln has delivered or made available to MC Holding and the MC Holding Stockholders complete and correct copies of the certificate of incorporation, by-laws and other organizational documents of Orscheln, in each case as in effect on the date hereof.

          (c) Governmental Filings; Consents. Other than the filings required to be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act"), no notices, reports or other filings are required to be made by Orscheln with, nor, except as contemplated by Section 5.1, are any consents, registrations, approvals, permits or authorizations required to be obtained by Orscheln from, any governmental or regulatory authorities or, to the knowledge of Orscheln, any third party, in connection with the execution, delivery and performance by Orscheln of this Agreement, the failure to make or obtain any or all of which would (i) have a Material Adverse Effect on the Orscheln Transferred Business, (ii) be reasonably likely to prevent or materially delay the transactions contemplated by this Agreement, or (iii) subject Newco, MC Holding or either of the MC Holding Stockholders to any material liability, except for such as have been or will be obtained on or prior to the Closing Date. To the knowledge of Orscheln, Schedule 2.1(c) hereto lists all material consents, registrations, approvals, permits or authorizations that are required to be obtained by Orscheln from any third party in connection with the execution, delivery and performance of this Agreement the failure to make or obtain any or all of which would (i) have a Material Adverse Effect on the Orscheln Transferred Business, (ii) be reasonably likely to prevent or materially delay the transactions contemplated by this Agreement or (iii) subject Newco, MC Holding or either of the MC Holding Stockholders to any material liability.

          (d) Authority; No Violations. Orscheln has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly approved by the holders of the outstanding shares of capital stock of Or-scheln entitled to vote thereon. This Agreement has been duly executed and delivered by Orscheln and constitutes a valid and legally binding agreement of Orscheln enforceable against Orscheln in accordance with its terms. The execution, delivery and performance by Orscheln of this Agreement do not, and will not, constitute or result in (i) a breach or violation of the certificate of incorporation or by-laws of Orscheln or (ii) a breach or violation of, default under or creation of any lien, encumbrance, security interest or pledge ("Encumbrances") on assets of Orscheln pursuant to (with or without the giving of notice or the lapse of time or both) any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contract") to which Orscheln is a party or by which any of its properties is bound that is material to the Orscheln Transferred Business, or any statute, law, rule, ordinance or regulation ("Law") to which Orscheln or any of its properties is subject, except to the extent that, with respect to any Laws or Contracts, any such breaches, violations, defaults or Encumbrances would not, individually or in the aggregate, have a Material Adverse Effect on the Orscheln Transferred Business.

          (e) Financial Statements. Attached hereto as Schedule 2.1(e) are the audited financial statements of Orscheln as of December 25, 1993 and for the fiscal year then ended (the "Orscheln Financial Statements"), and the unaudited pro forma divisional balance sheet of the Orscheln Transferred Business as of December 25, 1993 (the "Orscheln 1993 Divisional Balance Sheet"). The Orscheln Financial Statements are true and correct in all material respects and present fairly, in all material respects, the financial position of Orscheln at December 25, 1993, and its results of operations for the period ended December 25, 1993, in conformity with generally accepted accounting principles as applied in the United States ("GAAP"). The Orscheln 1993 Divisional Balance Sheet presents fairly, in all material respects, the financial position of the Orscheln Transferred Business as of December 25, 1993 (based on the allocation methods approved by the parties hereto).

          (f) Material Adverse Change. Between December 25, 1993 and the date of this Agreement, no event has occurred which has had, or is reasonably likely to have, a Material Adverse Effect on the Orscheln Transferred Business.

          (g) Absence of Certain Changes. Except as disclosed on Schedule 2.1(g) hereto or as expressly contemplated in this Agreement, between December 25, 1993 and the date of this Agreement (x) Orscheln has conducted the Orscheln Transferred Business only in accordance with, and Orscheln has not engaged in any material transaction other than according to, the ordinary course of such business, consistent with past practice, and (y) there has not been (i) any material change in the accounting principles, practices or methods of Orscheln or (ii) any lapse of any right under any Contract of Orscheln or forgiveness by Orscheln of any debt of a third party which has had or is reasonably likely to have a Material Adverse Effect on the Orscheln Transferred Business. Except as disclosed on Schedule 2.1(g) hereto or as expressly contemplated in this Agreement, between December 25, 1993 and the date of this Agreement Orscheln has not (i) except in the ordinary course of business, sold, assigned or transferred any material asset which would have been included in the Orscheln Transferred Assets if it were held by Orscheln immediately prior to the Closing, or mortgaged, pledged or subjected any material Orscheln Transferred Asset to any lien, except for liens for current property taxes not yet due and payable, (ii) except in the ordi-nary course of business, sold, assigned, transferred, abandoned or permitted to lapse any licenses, permits, proprietary rights or other intangible assets, which, individually or in the aggregate, are material to the Orscheln Transferred Business, or granted any license or sublicense of any rights under or with respect to any proprietary rights that are material to the Orscheln Transferred Business, (iii) made or granted any bonus or any wage or salary increase to any Orscheln Transferred Business Employee (as defined in Section 5.6) or made any other material change in employment terms for any Orscheln Transferred Business Employee, other than bonuses and increases in the ordinary course of business, (iv) made any capital expenditures or commitments therefor relating to the Orscheln Transferred Business such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of $1 million of Orscheln Assumed Liabilities on the Closing Date, (v) suffered any material damage, destruction or casualty loss to the Orscheln Transferred Assets, whether or not covered by insurance, (vi) entered into any agreement to do any of the foregoing or (vii) received notification that any material customer or supplier of the Orscheln Transferred Business will stop or decrease in any material respect the rate of business done with the Orscheln Transferred Business.

          (h) Title to Properties; Absence of Liens, etc. Orscheln has, and subject to the terms and conditions of this Agreement will convey, transfer, assign and deliver, good, marketable and insurable title to all of the Orscheln Transferred Assets, real and personal, and, with respect to real property included in the Orscheln Transferred Assets, good, marketable and insurable title, free and clear of any Encumbrances and defects, except where the failure to have such good, marketable and insurable title, as the case may be, or where the existence of any such Encumbrance or defect would not materially interfere with the use of such property, and except for (i) any Encumbrances or defects generally or specifically disclosed in the Orscheln Financial Statements and (ii) with respect to personal property, any Encumbrances or defects incurred or created in the ordinary course of business subsequent to the close of the period covered by the Orscheln Financial Statements.

          (i) Absence of Undisclosed Liabilities. Except as set forth in the balance sheet included in the Orscheln Financial Statements or disclosed in the footnotes thereto, at the date of such balance sheet, and except as set forth in such balance sheet or disclosed in the footnotes thereto or in Schedule 2.1(i) and except for debts, liabilities and obligations incurred in the ordinary course of business after such date, at the date of this Agreement, Orscheln had no material debts, liabilities or obligations, contingent or otherwise, in respect of the Orscheln Transferred Business that were required by GAAP, as heretofore applied by Orscheln in preparation of the Orscheln Financial Statements, to be set forth or disclosed therein and that were not so set forth or disclosed.

          (j) Licenses and Registrations; Compliance with Laws. To the knowledge of Orscheln, (i) on the date hereof Orscheln has all permits, governmental licenses, registrations and approvals required by law or the rules or regulations of any governmental entity having jurisdiction over Orscheln that are necessary and material to enable Orscheln to carry on the Orscheln Transferred Business as presently conducted and (ii) no proceeding is pending or threatened to revoke or limit any of such permits, governmental licenses, registrations and approvals. Except as disclosed on Schedule 2.1(j), on the date hereof Orscheln is not in violation of, or in default under, any Law applicable to the Orscheln Transferred Assets or the Orscheln Transferred Business (excluding, for all purposes of this Section 2.1(j), any Environmental Law (as hereinafter defined)), except for violations or defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the Orscheln Transferred Business.

          (k) Litigation. Except as described in Schedule 2.1(k), on the date hereof there are no actions, suits or proceedings at law, in equity or otherwise pending or threatened in writing against Orscheln in, before or by any court, arbitrator or governmental agency which relate to the Orscheln Transferred Assets and which, if adversely determined, would be reasonably likely to (i) have a Material Adverse Effect on the Orscheln Transferred Business or (ii) enjoin or prevent the consummation of the transactions contemplated hereby. Except as set forth on Schedule 2.1(k) or as generally pertain to entities engaged in businesses similar to those conducted by Orscheln, Orscheln is not subject to any judgment, order or decree of any court or governmental agency with respect to the Orscheln Transferred Assets.

          (1) Intellectual Property. Except as described in Schedule 2.1(1), (i) on the date hereof Orscheln owns or possesses adequate licenses or other rights to use all patents, copyrights, registered industrial designs, trademarks, service marks, trade secrets, know-how, technical information, software and other similar intellectual property rights ("Intellectual Property") that are currently used by Orscheln in, or are necessary for, its conduct or operation of the Orscheln Transferred Business as currently conducted, except for such Intellectual Property the failure of which to own or possess would not have a Material Adverse Effect on the Orscheln Transferred Business, (ii) during the twelve months preceding the date hereof, Orscheln has not received any written notice, and there are no unresolved claims, that the operations of the Orscheln Transferred Business are violating the rights of others in respect of any Intellectual Property included in the Orscheln Transferred Assets and being transferred to Newco pursuant to this Agreement, except for such claims which, if adversely determined, would not be material to the Orscheln Transferred Business and (iii) during the twelve months preceding the date hereof, Orscheln has not, to its knowledge, infringed, misappropriated or otherwise conflicted with any Intellectual Property rights of other persons in connection with its conduct of the Orscheln Transferred Business.

          (m) Labor Matters. To the knowledge of Orscheln, Orscheln has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. To the knowledge of Orscheln, except as set forth on Schedule 2.1(m), there are no material administrative charges or court complaints pending or threatened against Orscheln before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning an alleged employment discrimination or any other matters relating to the employment of labor. To the knowledge of Orscheln, (i) there is no labor strike, dispute, work stoppage or slowdown by the employees of the Orscheln Transferred Business pending or threatened against Orscheln and (ii) there is no request for union representation pending by the Orscheln Transferred Business employees. To the knowledge of Orscheln, there is no grievance or arbitration proceeding pending by the employees of the Orscheln Transferred Business which is reasonably likely to be material to the Orscheln Transferred Business. Orscheln is not a party to any labor or union agreement.

          (n) Brokers and Finders. Neither Orscheln nor any of its officers or directors has employed any broker or finder or incurred any liability to any person for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than Smith Barney Shearson Inc., for whose fees, commissions and expenses Orscheln shall be responsible to the extent not paid by Newco pursuant to Section 9.1.

          (o) Environmental Matters. Orscheln has delivered to MC Holding and the MC Holding Stockholders or their representatives complete and correct copies of all Phase I and Phase II environmental assessments in its possession or reasonably available to it prepared on or prior to the date hereof regarding the properties owned or operated by Orscheln and included in the Orscheln Transferred Assets. To the knowledge of Orscheln, except as set forth on
Schedule 2.1(o) hereto, with respect to the ownership or operation by Orscheln of the Orscheln Transferred Assets:

              (i) Orscheln has, in respect of its operation or conduct of the Orscheln Transferred Business, complied and is in compliance in all material respects with Environmental Laws except for such noncompliances as would not, individually or in the aggregate, be material to the Orscheln Transferred Business;

              (ii) Orscheln has obtained all material permits, licenses and other authorizations required pursuant to Environmental Laws to conduct and operate the Orscheln Transferred Business as currently conducted;

              (iii) Orscheln has, in respect of the Orscheln Transferred Business, received no written notice of any violation of, or any liability or corrective or remedial obligation under, any Environmental Laws (including without limitation any such notice pursuant to CERCLA) except for such violations or liabilities which would not, individually or in the aggregate, be material to the Orscheln Transferred Business; and

          (iv) No facts or circumstances exist (including without limitation on-site or off-site disposal or release of Hazardous Substances) which could reasonably be expected to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws for which Newco would be responsible.

     For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, or other governmental requirement, (x) relating to water, health or safety or the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and in effect at or prior to the Closing Date. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the fed-eral Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance. "Hazardous Substance" means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     (p) Assets and Business. After the transfer of the Orscheln Transferred Assets in accordance with Section 1.2 and the execution and delivery by Orscheln and Newco or Dura of the Ancillary Agreements, the Orscheln Transferred Assets that Newco will own and the rights of Newco or Dura under the Ancillary Agreements will include all of the properties, assets and rights that are reasonably necessary to conduct the Orscheln Transferred Business in substantially the manner heretofore conducted.

     (q) Securities Act. The Newco Shares to be acquired by Orscheln pursuant to this Agreement are being acquired by Orscheln for its own account for investment only and not with a view to or in connection with any public disposition thereof or with any present intention of selling, distributing or otherwise disposing of such Newco Shares, and Orscheln will not sell, or offer to sell or otherwise dispose of such Newco Shares so acquired in violation of any of the registration requirements of the Securities Act or any applicable state securities laws.

     (r) FIRPTA Representation. Orscheln is not a "foreign person" within the meaning of Section 1445(a) of the Code (as defined herein) regarding withholding of tax on certain dispositions by foreign persons.

     (s) Owned Real Property. With respect to the Orscheln Real Property, to the knowledge of Orscheln: (i) there are no eminent domain or condemnation proceedings pending or threatened affecting any portion of the Orscheln Transferred Real Property; (ii) the current use of the Orscheln Transferred Real Property and the operation of the Orscheln Transferred Business does not violate in any material respect any material instrument of record or agreement affecting the Orscheln Transferred Real Property or any applicable law, code, statute, ordinance, regulation, order or other requirement of any governmental authority having jurisdiction over any of the Orscheln Transferred Real Property (collectively, the "Legal Requirements" (excluding, for all purposes of this Section 2.1(s), any Environmental Law)); (iii) all buildings, structures and other improvements located on the Transferred Real Property, including, without limitation, all material components thereof, are in operating condition and repair sufficient to operate the Orscheln Transferred Business, subject to the provision of usual and customary maintenance provided in the ordinary course of business with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Orscheln Transferred Real Property are sufficient to enable the continued operation of the Orscheln Transferred Real Property as it is now operated in connection with the conduct or operation of the Orscheln Transferred Business; and (iv) all material certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the operation of the Orscheln Transferred Business on the Orscheln Transferred Real Property required to have been issued to enable the Orscheln Transferred Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used in connection with the operation of the Orscheln Transferred Business have been lawfully issued and are, as of the date hereof, in full force and effect.

          (t) Orscheln Transferred Leased Real Property. With respect to the Orscheln Transferred Leased Real Property and the leases with respect thereto (the "Orscheln Transferred Leases"): (i) true, correct and complete copies of each of the Orscheln Transferred Leases have been delivered to MC Holding, and none of the Orscheln Transferred Leases has been modified in any material respect, except to the extent that such modifications are in writing and have been delivered or made available to MC Holding; (ii) except as set forth on
Schedule 2.1(t)(ii) Orscheln has not assigned, subleased, transferred, conveyed, mortgaged or otherwise encumbered any material interest in the Orscheln Transferred Leased Real Property or the Orscheln Transferred Leases; (iii) the Orscheln Transferred Leases are legal and valid agreements and are in full force and effect except where the invalidity or unenforceability would not be material to the Orscheln Transferred Business; (iv) there are no material defaults by either the landlord or the tenant under any material Orscheln Transferred Lease; (v) the Orscheln Transferred Leases shall be valid and enforceable agreements of Newco as tenant thereunder after assignment of such Orscheln Transferred Leases to Newco and consent to such assignment by the relevant landlord; and (vi) there are no material disputes, oral agreements or forbearance agreements in effect with respect to any of the Orscheln Transferred Leases.

          (u) Contracts. (i) Except as set forth in Schedule 2.1 (u), to the knowledge of Orscheln, Orscheln is not a party to any written:

               (A) contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time or part-time basis that will be assumed by Newco that is not terminable at will or that will result in Newco incurring an obligation in excess of $25,000;

               (B) agreement or indenture relating to the Orscheln Assumed Debt or the mortgaging, pledging or otherwise placing a lien on any of the Orscheln Transferred Assets;

               (C) agreement or commitment with respect to the lending or investment of funds to or in other persons or entities, except advances to employees in the ordinary course of business and consistent with past practice, that would result in Newco incurring any obligation or liability thereunder;

               (D) guarantee or any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business, that would result in Newco incurring any obligation or liability thereunder;

          (E) any lease or agreement under which Orscheln is lessee of or holds or operates any personal property owned by any other party under which Newco will incur any obligation or liability and for which the annual rental exceeds $25,000;

          (F) any lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it that Newco will assume for which the annual rental exceeds $25,000;

          (G) material license or royalty agreement relating to the Orscheln Transferred Business;

          (H) agreement, arrangement or understanding relating to the Orscheln Transferred Business with any officer, director, partner, stockholder or other insider or affiliate of Orscheln (other than for employment in customary terms); or

          (I) contract that prohibits Orscheln from operating or conducting the Orscheln Transferred Business anywhere in the world.

        (ii) To the knowledge of Orscheln, true and correct copies of all written contracts specified on Schedule 2.1(u), together with all amendments, waivers or other changes thereto, have been made available to MC Holding, or one or more of its representatives.

        (iii) To the knowledge of Orscheln, all of the contracts, agreements and instruments set forth on Schedule 2.1(u) are valid, binding and enforceable in accordance with their respective terms, except where the invalidity or unenforceability of such contracts, agreements or instru-ments would not, individually or in the aggregate, be material to the Orscheln Transferred Business. Orscheln has performed all material obligations required to be performed by it under the contracts, agreements and instruments listed on
Schedule 2.1(u) and is not in default or in breach of nor in receipt of any claim of default or breach under any material contract, agreement or instrument listed in Schedule 2.1(u) to which Orscheln is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any material contract, agreement or instrument to which Orscheln is subject and that is listed in Schedule 2.1(u); and Orscheln does not have knowledge of any breach by the other parties to any material contract or commitment listed in Schedule 2.1(u) to which it is a party that would result in a loss to Newco in excess of $100,000.

          (v) Tax Matters. (i) For purposes of this Agreement: (A) "Code" means the Internal Revenue Code of 1986, as amended; (B) "Tax" or "Taxes" mean any or all federal, state, local or foreign income, gross receipts, severance, property, production, sales, use, license, excise, franchise, employment, withholding, transfer or other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and (C) "Tax Returns" means all federal, state, local and foreign returns required to be filed with respect to Taxes.

          (ii) Except as disclosed on Schedule 2.1(v)(ii) or in the Orscheln Financial Statements, (a) all Tax Returns that are required to be filed on or before the Closing Date by Orscheln have been or will be timely filed; (b) all Tax Returns referred to in clause (a) are accurate and complete in all material respects; (c) all Taxes shown as due on the

Tax Returns referred to in clause (a) have been or will be timely paid; and (d) there are no (and have been no) written tax sharing or other agreements regarding the allocation of liability for Taxes (or any items of deduction, income or credit) to which Orscheln is or has been a party.

          (iii) Except as disclosed in Schedule 2.1(v)(iii) Orscheln has withheld amounts from its employees and has filed or will file all federal, foreign, state and local returns and reports with respect to employee income tax withholding and social security and payroll and unemployment Taxes for all periods (or portions thereof) ending on or before the Closing, in compliance with the provisions of the Code and other applicable federal, foreign, state and local laws, except for such amounts the failure to withhold which, and such returns and reports the failure to file which, in the aggregate, will not have a Material Adverse Effect on the Orscheln Transferred Business.

          (iv) Except as set forth in Schedule 2.1(v)(iv), on the date hereof there are no claims, investigations, actions or proceedings pending or, to the knowledge of Orscheln, threatened against Orscheln by any taxing authority, other than claims, investigations, actions or proceedings which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the Orscheln Transferred Business; there are no liens for Taxes upon the Orscheln Transferred Assets; and there has been neither any waiver of any applicable statute of limitations nor consent for the extension of the time for the assessment of any Tax against Orscheln.

          (v) Orscheln made a valid election under Section 1362 of the Code and under any corresponding state tax provision to be an S corporation for its 1987 taxable year, and such election has not been terminated.

          (vi) The representations and warranties set forth in this Section 2.1(v) are not applicable to the extent that the Orscheln Transferred Assets cannot be subject to Tax liens and Newco cannot be made liable for Taxes relating to any matter constituting a breach of such representations and warranties.

          (w) No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Orscheln nor any of its officers, directors, employees, agents or representatives makes any other representation or warranty with respect to this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to MC Holding, the MC Holding Stockholders or Dura or any officers, directors, employees, agents or representatives of any of them or any other person of any documentation or other information by Orscheln or any of its officers, directors, employees, agents or representatives.

          2.2 Representations and Warranties of MC Holding. MC Holding hereby represents and warrants to Orscheln and Newco as follows:

          (a) Corporate Organization and Qualification. Each of MC Holding and Dura is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the business of MC Holding and Dura, taken as a whole (the "MC Holding Group"). Each of MC Holding and Dura has all requisite corporate power and au-thority to carry on in all material respects its business as it is now being conducted.

          (b) Capitalization of MC Holding and Dura; Validity of MC Holding Shares and Dura Shares; Organizational Documents. The total authorized capital stock of MC Holding consists of 500,000 shares of Class A common stock, par value $.01 per share (the "MC Holding Class A Common Stock"), 300,000 shares of Class B common stock, par value $.01 per share (the "MC Holding Class B Common Stock"), and 100,000 shares of Class C common stock, par value $.01 per share (the "MC Holding Class C Common Stock") (collectively, the "MC Holding Common Stock"), of which 28,038.91 shares of MC Holding Class A Common Stock, 100,000 shares of MC Holding Class B Common Stock and 25,000 shares of MC Holding Class C Common Stock are issued and outstanding as of the date of this Agreement, and, except for 4,000 shares of MC Holding Class A Common Stock that are held in the treasury of MC Holding, no shares of MC Holding Common Stock are held in the treasury of MC Holding. The total authorized capital stock of Dura consists of 1,000 shares of Common Stock, par value $.01 per share (the "Dura Common Stock"). All of the MC Holding Shares are collectively owned of record by the MC Holding Stockholders and the MC Management Stockholders and all of the issued and outstanding shares of Dura Common Stock are owned of record by MC Holding. All issued and outstanding shares of MC Holding Common Stock and Dura Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.2(b), there are no existing options, warrants, calls, rights, commitments or other similar arrangements relating to (i) the MC Holding Common Stock or the Dura Common Stock or (ii) the capital stock of MC Holding or Dura or (iii) to any securities or obligations convertible into or exchangeable for, or giving any person any right to sub-scribe for or acquire from MC Holding or Dura, any shares of capital stock or other securities or obligations of MC Holding or Dura, respectively. MC Holding has delivered or made available to Orscheln complete and correct copies of the certificate of incorporation, by-laws and other organizational documents of MC Holding and Dura, in each case as in effect on the date hereof.

          (c) Governmental Filings; Consents. Other than the filings required to be made pursuant to the H-S-R Act, no notices, reports or other filings are required to be made by MC Holding or Dura with, nor, except as contemplated by
Section 5.1, are any consents, registrations, approvals, permits or authorizations required to be obtained by MC Holding or Dura from, any governmental or regulatory authorities or, to the knowledge of MC Holding, any third party, in connection with the execution, delivery and performance by MC Holding of this Agreement, the failure to make or obtain any or all of which would (i) have a Material Adverse Effect on the MC Holding Group, (ii) be reasonably likely to prevent or materially delay the transactions contemplated by this Agreement or (iii) subject Newco or Orscheln to any material liability, except for such as have been or will be obtained on or prior to the Closing Date. To the knowledge of MC Holding, Schedule 2.2(c) hereto lists all material consents, registrations, approvals, permits or authorizations that are required to be obtained by MC Holding or Dura from any third party in connection with the execution, delivery and performance of this Agreement the failure to make or obtain any or all of which would (i) have a Material Adverse Effect on the MC Holding Group, (ii) be reasonably likely to prevent or materially delay the transactions contemplated by this Agreement or (iii) subject Newco or Orscheln to any material liability.

          (d) AuthoritY; No Violations. MC Holding has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by MC Holding and constitutes a valid and legally binding agreement of MC Holding enforceable against MC Holding in accordance with its terms. The execution, delivery and performance by MC Holding of this Agreement do not, and will not, constitute or result in (i) a breach or violation of the certificate of incorporation or by-laws of MC Holding or Dura, (ii) a breach or violation of, default under or creation of Encumbrances on the assets of MC Holding or Dura pursuant to (with or without the giving of notice or the lapse of time or both) any provision of any Contract to which MC Holding or Dura is a party or by which any properties of either of them is bound that is material to MC Holding or Dura, or any Law to which MC Holding or Dura or any properties of either of them is subject except to the extent that, with respect to any Laws or Contracts, any such breaches, violations, defaults or Encumbrances would not, individually or in the aggregate, have a Material Adverse Effect on the MC Holding Group.

          (e) Financial Statements. Attached hereto as Schedule 2.2(e) are the audited balance sheet of MC Holding as of January 2, 1994 and the statement of operations and cash flows for the year then ended (the "MC Holding Financial Statements"). The MC Holding Financial Statements are true and correct in all material respects and present fairly, in all material respects, the financial position of MC Holding at January 2, 1994, and its results of operations for the period ended January 2, 1994, in conformity with GAAP.

          (f) Material Adverse Change. Between January 2, 1994 and the date of this Agreement, no event has occurred which has had, or is reasonably likely to have, a Material Adverse Effect on MC Holding.

          (g) Absence of Certain Changes. Except as disclosed on Schedule 2.2(g) hereto or as expressly contemplated in this Agreement, between January 2, 1994 and the date of this Agreement each of MC Holding and Dura has conducted its business only in accordance with, and neither MC Holding nor Dura has engaged in any material transaction other than according to, the ordinary course of such business, consistent with past practice, and there has not been (i) any material change in the accounting principles, practices or methods of MC Holding or Dura or (ii) any lapse of any right under any Contract of MC Holding or Dura or forgiveness by MC Holding or Dura of any debt of a third party which has had or is reasonably likely to have a Material Adverse Effect on the MC Holding Group. Except as disclosed on Schedule 2.2(g) hereto or as expressly contemplated in this Agreement, between January 2, 1994 and the date of this Agreement neither MC Holding nor Dura has (i) except in the ordinary course of business, sold, assigned or transferred any material asset, or mortgaged, pledged or subjected any material asset to any lien, except for liens for current property taxes not yet due and payable, (ii) except in the ordinary course of business, sold, assigned, transferred, abandoned or permitted to lapse any licenses, permits, proprietary rights or other intangible assets, which, individually or in the aggregate, are material to the MC Holding Group, or granted any license or sublicense of any rights under or with respect to any proprietary rights that are material to the MC Holding Group, (iii) made or granted any bonus or any wage or salary increase to any employee, officer or director, or made any other material change in em-ployment terms for any employee, officer or director, other than bonuses and increases in the ordinary course of business, (iv) made any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall exceed $1 million on the Closing Date, (v) suffered any material damage, destruction or casualty loss, whether or not covered by insurance, (vi) entered into any agreement to do any of the foregoing or (vi) received notification that any material customer or supplier of MC Holding or Dura will stop or decrease in any material respect the rate of business done with the MC Holding Group.

          (h) Title to Properties; Absence of Liens, etc. Each of MC Holding and Dura has good, marketable and insurable title to all of its properties and assets, real and personal, and, with respect to real property, good, marketable and insurable title, free and clear of any Encumbrances and defects, except where the failure to have such good, marketable and insurable title, as the case may be, or where the existence of any such Encumbrance or defect would not materially interfere with the use of such property, and except for (i) any Encumbrances or defects generally or specifically disclosed in the MC Holding Financial Statements and (ii) with respect to personal property, any Encumbrances or defects incurred or created in the ordinary course of business subsequent to the close of the period covered by the MC Holding Financial Statements.

          (i) Absence of Undisclosed Liabilities. Except as set forth in the balance sheets included in the MC Holding Financial Statements, or disclosed in the footnotes thereto or in Schedule 2.2(i) and except for debts, liabilities and obligations incurred in the ordinary course of business, at the respective dates of such balance sheets and at the date of this Agreement neither MC Holding nor Dura had any material debts, liabilities or obligations, contingent or otherwise, that were required by GAAP, as heretofore applied by MC Holding in preparation of the MC Holding Financial Statements, to be set forth or disclosed therein and that were not so set forth or disclosed.

          (j) Employee Benefit Plans. For purposes of this Agreement (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; (ii) "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with MC Holding or Dura would be deemed a single employer within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the "Code" (as defined in Section 2.2(o)); (iii) "Employee Benefit Plan" means any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained, sponsored or contributed to by MC Holding or Dura or any ERISA Affiliate of either of them; and (iv) "Company Benefit Plan" means any Employee Benefit Plan maintained, sponsored or contributed to by MC Holding or Dura, as applicable, but no other ERISA Affiliate. On the date hereof no Employee Benefit Plan is, or has been within the preceding six-year period, a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA. As of the date of the most recent Arthur Andersen auditor's reports for the Employee Benefit Plans which are defined benefit pension plans, the "accumulated benefit obligation" (as defined in Financial Accounting Standard No. 87) thereunder does not exceed the market value of assets available to provide benefits thereunder by more than $100,000. All contributions required to be made to each Employee Benefit Plan under its terms, ERISA or the Code for all periods prior to the date hereof have been or will be timely made with respect to any current or former employees of MC Holding or Dura or their beneficiaries. Nothing done or omitted to be done on or prior to the date hereof and no transaction or holding of any asset under or in connection with any Employee Benefit Plan on or prior to the date hereof has made or will make MC Holding, Dura or any officer or director of MC Holding or Dura subject to liability under Title I or ERISA or liable for any tax or penalty pursuant to Section 4972, 4975, 4976, 4979 or 4980B of the Code or
Section 502(i) or (1) of ERISA which, individually or in the aggregate, could reasonably be expected to result in a material liability to MC Holding or Dura, as applicable. Schedule 2.2(j) contains a true and complete list of each Company Benefit Plan at the date hereof. Each Company Benefit Plan is in material compliance with ERISA, the Code and other applicable law.

          (k) Licenses and Registrations; Compliance with Laws. To the knowledge of MC Holding, (i) on the date hereof each of MC Holding and Dura has all permits, governmental licenses, registrations and approvals required by law or the rules or regulations of any governmental entity having jurisdiction over MC Holding or Dura, as applicable, that are necessary and material to enable each of MC Holding and Dura to carry on its businesses as presently conducted and
(ii) no proceeding is pending or, to the knowledge of MC Holding, threatened to revoke or limit any of such permits, governmental licenses, registrations and approvals. Except as disclosed on Schedule 2.2(k), on the date hereof neither MC Holding nor Dura is in violation of, or in default under, any Law applicable to MC Holding or Dura or its business, properties, assets or operations (excluding, for all purposes of this Section 2.2(k), any Environmental Law), except for violations or defaults which, individually or in the aggregate, would not have a Material Adverse Effect on the MC Holding Group.

          (1) Litigation. Except as described in Schedule 2.2(1), on the date hereof there are no actions, suits or proceedings at law, in equity or otherwise pending or threatened in writing against MC Holding or Dura, in, before or by any court, arbitrator or governmental agency which, if adversely determined, would be reasonably likely to (i) have a Material Adverse Effect on MC Holding Group or (ii) enjoin or prevent the consummation of the transactions contemplated hereby. Except as set forth on Schedule 2.2(1) or as generally pertain to entities engaged in businesses similar to those conducted by MC Holding or Dura, neither MC Holding nor Dura is subject to any judgment, order or decree of any court or governmental agency.

          (m) Intellectual Property. Except as described in Schedule 2.2(m), (i) on the date hereof each of MC Holding and Dura owns or possesses adequate licenses to use all Intellectual Property that is currently used by, or necessary to permit, each of MC Holding and Dura to operate its business as currently conducted, except for such Intellectual Property the failure of which to own or possess would not have a Material Adverse Effect on the MC Holding Group, (ii) during the twelve months preceding the date hereof, neither MC Holding nor Dura has received any written notice, and there are no unresolved claims, that the operations of the business of MC Holding or Dura are violating the rights of others in respect of any Intellectual Property, except for such claims which, if adversely determined, would not be material to the MC Holding Group and (iii) during the twelve months preceding the date hereof, neither MC Holding nor Dura has, to its knowledge, infringed, misappropriated or otherwise conflicted with any Intellectual Property rights of other persons in connection with the conduct of its business.

          (n) Labor Matters. To the knowledge of MC Holding, each of MC Holding and Dura has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. To the knowledge of MC Holding, except as set forth on
Schedule 2.2(n), there are no material administrative charges or court complaints pending or threatened against MC Holding or Dura before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning an alleged employment discrimination or any other matters relating to the employment of labor. To the knowledge of MC Holding, (i) there is no labor strike, dispute, work stoppage or slowdown by the employees of MC Holding or Dura pending or threatened against MC Holding or Dura and (ii) there is no request for union representation pending by the employees of MC Holding or Dura. To the knowledge of MC Holding, there is no grievance or arbitration proceeding pending which is reasonably likely to be material to the MC Holding Group. Except as set forth in Schedule 2.2(n), neither MC Holding nor Dura is a party to any labor or union agreement.

          (o) Tax Matters. (i) For purposes of this Agreement: (A) "Code" means the Internal Revenue Code of 1986, as amended; (B) "Tax" or "Taxes" means any or all federal, state, local or foreign income, gross receipts, severance, property, production, sales, use, license, excise, franchise, employment, withholding, transfer or other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and (C) "Tax Returns" means all federal, state, local and foreign returns required to be filed with respect to Taxes.

          (ii) Except as disclosed on Schedule 2.2(o)(ii), (a) all Tax Returns that are required to be filed on or before the Closing Date by or with respect to MC Holding or Dura have been or will be timely filed; (b) all Tax Returns referred to in clause (a) are accurate and complete in all material respects;
(c) all Taxes shown on the Tax Returns referred in clause (a) have been or will be timely paid, except as otherwise disclosed in the MC Holding Financial Statements; and (d) there are no (and have been no) written tax sharing or other agreements regarding the allocation of liability for Taxes (or any item of deduction, income or credit) to which MC Holding or Dura is or has been a party.

          (iii) Except as disclosed on Schedule 2.2(o)(iii), each of MC Holding and Dura has withheld amounts from its respective employees and has filed all federal, foreign, state and local returns and reports with respect to employee income tax withholding and social security and payroll and unemployment Taxes for all periods (or portions thereof) ending on or before the Closing, in compliance with the provisions of the Code and other applicable federal, foreign, state and local laws, except for such amounts the failure to withhold which, and such returns and reports the failure to file which, in the aggregate, will not have a Material Adverse Effect on the MC Holding Group.

          (iv) Except as set forth on Schedule 2.2(o)(iv), on the date hereof there are no claims, investigations, actions or proceedings pending or, to the knowledge of MC Holding, threatened against MC Holding or Dura by any taxing authority, other than claims, investigations, actions or proceedings which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the MC Holding Group; there are no Liens for Taxes upon the assets of MC Holding or Dura; and there has been neither any waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against MC Holding or Dura.

            (v) Neither MC Holding nor Dura has made or become obligated to make, or will, as a result of any event connected with the transactions contemplated by this Agreement, or any other transaction contemplated herein or in connection herewith, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection
(b)(4) thereof).

      (p) Brokers and Finders. Neither MC Holding nor Dura, or any officers or directors of any of them, has employed any broker or finder or incurred any liability to any person for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than Morgan Stanley & Co. Incorporated, for whose fees, commissions and expenses the MC Holding Stockholders shall be responsible to the extent not paid by Newco pursuant to
Section 9.1.

      (q) Environmental Matters. MC Holding has delivered to Orscheln complete and correct copies of all Phase I and Phase II environmental assessments in its possession or reasonably available to it prepared on or prior to the date hereof regarding the properties owned or operated by MC Holding or Dura. To the knowledge of MC Holding, as applicable, and except as set forth on Schedule 2.2(q) hereto:

            (i) Each of MC Holding and Dura has complied and is in compliance in all material respects with Environmental Laws except for such noncompliances as would not, individually or in the aggregate be material to the MC Holding Group;

           (ii) Each of MC Holding and Dura has obtained all material permits, licenses and other authorizations required pursuant to Environmental Laws;

           (iii) Neither MC Holding nor Dura has received written notice of any violation of, or any liability or corrective or remedial obligation under, any Environmental Laws (including without limitation any such notice pursuant to CERCLA), except for such violations or liabilities which would not, individually or in the aggregate, be material to the MC Holding Group; and

           (iv) No facts or circumstances exist (including without limitation on-site or off-site disposal or release of Hazardous Substances) which could reasonably be expected to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws.

           (r) Assets and Business. The assets that each of MC Holding and Dura owns include all of the properties, assets and rights that are reasonably necessary to conduct the businesses of MC Holding and Dura, respectively, in substantially the manner heretofore conducted.

           (s) FIRPTA Representation. MC Holding is not, and was not at any time during the five-year period ending on the Closing Date, a "United States Real Property Holding Corporation" as such term is defined in Section 897(c)(2) of the Code.

           (t) MC Holding Owned Real Property. With respect to the real property owned by either MC Holding or Dura (the "MC Holding and Dura Real Property") to the knowledge of MC Holding: (i) there are no eminent domain or condemnation proceedings pending or, to the knowledge of MC Holding, threatened affecting any portion of the MC Holding and Dura

Real Property; (ii) the current use of the MC Holding and Dura Real Property does not violate in any material respect any material instrument of record or agreement affecting the MC Holding and Dura Real Property or any Legal Requirements (excluding, for all purposes of this Section 2.2(t), any Environmental Laws)); (iii) all buildings, structures and other improvements located on the MC Holding and Dura Real Property, including, without limitation, all material components thereof, are in sufficient operating conditions and repair sufficient to operate the business of the MC Holding Group, subject to the provision of usual and customary maintenance provided in the ordinary course of business with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the MC Holding and Dura Real Property are sufficient to enable the continued operation of the MC Holding and Dura Real Property as it is now operated in connection with the conduct of the business of the MC Holding Group; and (iv) all material certificates of occupancy, permits, licenses, approvals and other authorizations required in connection with the operation of the business on the MC Holding and Dura Real Property required to have been issued to enable the MC Holding and Dura Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used in connection with the operation of the business of the MC Holding Group have been lawfully issued and are, as of the date hereof, in full force and effect.

           (u) MC Holding and Dura Leased Real Property. With respect to the leasehold interests in real property held by MC Holding and Dura (collectively, the "MC Holding and Dura Leased Real Property") and the leases with respect thereto (the "MC Holding and Dura Leases"): (i) true, correct and complete copies of each of the MC Holding and Dura Leases have been delivered to Orscheln and none of the MC Holding and Dura Leases has been modified in any material respect, except to the extent that such modifications are in writing and have been delivered or made available to Orscheln; (ii) except as disclosed on Schedule 2.2(u), neither MC Holding nor Dura has assigned, subleased, transferred, conveyed, mortgaged or otherwise encumbered any material interest in the MC Holding and Dura Leased Real Property or any of the MC Holding and Dura Leases; (iii) the MC Holding and Dura Leases are legal and valid agreements and are in full force and effect except where the invalidity or unenforceability would not be material to the business of the MC Holding Group; (iv) there are no material defaults by either the landlord or the tenant under any material MC Holding and Dura Lease; and (v) there are no material disputes, oral agreements or forbearance agreements in effect with respect to any of the MC and Dura Holding Leases.

       (v) Contracts. (i) Except as set forth in Schedule 2.2 (v), to the knowledge of MC Holding, neither MC Holding nor Dura is a party to any written:

          (A) contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time or part-time basis that is not terminable at will or result in a liability of Newco, MC Holding or Dura in excess of $25,000;

          (B) agreement or indenture relating to the borrowing of money or the mortgaging, pledging or otherwise placing a lien on any of the assets of MC Holding or Dura;

          (C) agreement or commitment with respect to the lending or investment of funds to or in other persons or entities, except advances to employees in the ordinary course of business and consistent with past practice;

         (D) guarantee or any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

         (E) any lease or agreement under which MC Holding or Dura is lessee of or holds or operates any personal property owned by any other party for which the annual rental exceeds $25,000;

         (F) any lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it for which the annual rental exceeds $25,000;

         (G) material license or royalty agreements;

         (H) agreement, arrangement or understanding with any officer, director, partner, stockholder or other insider or affiliate of MC Holding or Dura (other than for employment in customary terms); or

         (I) contract that prohibits either MC Holding or Dura from operating or conducting its business anywhere in the world.

      (ii) To the knowledge of MC Holding, true and correct copies of all written contracts specified on Schedule 2.2(v), together with all amendments, waivers or other changes thereto, have been made available to Orscheln, or one or more of its representatives.

      (iii) To the knowledge of MC Holding, all of the contracts, agreements and instruments set forth on Schedule 2.2(v) are valid, binding and enforceable in accordance with their respective terms, except where the invalidity or unenforceability of such contracts, agreements or instruments would not, individually or in the aggregate, be material to Newco or the MC Holding Group. MC Holding or Dura, as applicable, has performed all material obligations required to be performed by it under the contracts, agreements and instruments listed on Schedule 2.2(v) and is not in default or in breach of nor in receipt of any claim of default or breach under any material contract, agreement or instrument listed in Schedule 2.2(v) to which MC Holding or Dura is subject; no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any material contract, agreement or instrument to which MC Holding or Dura is subject and that is listed in Schedule 2.2(v); and MC Holding does not have knowledge of any breach by the other parties to any material contract or commitment listed in Schedule 2.2(v) to which it is a party and that would result in a loss to Newco or the MC Holding Group in excess of $100,000.

         2.3 Representations and Warranties of the MC Holding Stockholders. Each MC Holding Stockholder, severally and not jointly, hereby represents and warrants to Orscheln and Newco that:

         (a) Concerning the Shares of MC Holding Common Stock. Such MC Holding Stockholder owns the number of the issued and outstanding MC Holding Shares set forth opposite its name on Schedule 1.1. The MC Holding Shares being transferred to Newco by such MC Holding Stockholder are owned by such MC Holding Stockholder, free and clear of any Encumbrances. Such MC Holding Stockholder has full right, power and authority to sell and transfer the MC Holding Shares being transferred to Newco by such MC Holding Stockholder at the Closing, and upon delivery of the certificates for such MC Holding Shares and payment therefor pursuant hereto, good and valid title to such shares of MC Holding Common Stock, free and clear of all Encumbrances, will pass to Newco.

          (b) FIRPTA Representation. Such MC Holding Stockholder is not, and was not at any time during the five-year period ending on the Closing Date, a "United States Real Property Holding Corporation" as such term is defined in
Section 897(c)(2) of the Code.

          (c) Securities Act. The Newco Shares to be acquired by such MC Holding Stockholder pursuant to this Agreement are being acquired by such MC Holding Stockholder for its own account for investment only and not with a view to or in connection with any public disposition thereof or with any present intention of selling, distributing or otherwise disposing of such Newco Shares, and such MC Holding Stockholder will not sell or offer to sell or otherwise dispose of such Newco Shares so acquired in violation of any of the registration requirements of the Securities Act or any applicable state securities laws.

          (d) Governmental Filings; Consents. Other than the filings required to be made pursuant to the H-S-R Act, no notices, reports or other filings are required to be made by such MC Holding Stockholder with, nor, except as contemplated by Section 5.1, are any consents, registrations, approvals, permits or authorizations required to be obtained by such MC Holding Stockholder from, any governmental or regulatory authorities or, to the knowledge of such MC Holding Stockholders, any third party, in connection with the execution, delivery and performance by such MC Holding Stockholder of this Agreement, the failure to make or obtain any or all of which would (i) have a Material Adverse Effect on Newco, (ii) be reasonably likely to prevent or materially delay the transactions contemplated by this Agreement or (iii) subject Newco or Orscheln to any material liability, except for such as have been or will be obtained on or prior to the Closing Date. To the knowledge of such MC Holding

Stockholder, Schedule 2.3(d) hereto lists all material consents, registrations, approvals, permits or authorizations that are required to be obtained by such MC Holding Stockholder from any third party in connection with the execution, delivery and performance of this Agreement, the failure to make or obtain any or all of which would (i) have a Material Adverse Effect on Newco, (ii) be reasonably likely to prevent or materially delay the transactions contemplated by this Agreement or (iii) subject Newco or Orscheln to any material liability.

          (e) Authority; No Violations. Such MC Holding Stockholder has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such MC Holding Stockholder and constitutes a valid and legally binding agreement of such MC Holding Stockholder enforceable against such MC Holding Stockholder in accordance with its terms. The execution, delivery and performance by such MC Holding Stockholder of this Agreement does not, and will not, constitute or result in (i) a breach or violation of the certificate of incorporation or by-laws of such MC Holding Stockholder or (ii) to the knowledge of such MC Holding Stockholder, a breach or violation of, default under or creation of Encumbrances on the assets of such MC Holding Stockholder pursuant to (with or without the giving of notice or the lapse of time or both) any provision of any Contract to which such MC Holding Stockholder is a party or by which any properties of such MC Holding Stockholder is bound that is material to such MC Holding Stockholder or any properties of such MC Holding Stockholder is subject, except to the extent that, with respect to any Laws or Contracts, any such breaches, violations, defaults or Encumbrances would not, individually or in the aggregate, have a Material Adverse Effect on such MC Holding Stockholder's ability to transfer the MC Holding Shares owned by it to Newco pursuant to this Agreement.

          (f) Brokers and Finders. Such MC Holding Stockholder has not employed any broker or finder or incurred any liability to any person for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than Morgan Stanley & Co. Incorporated, for whose fees, commissions and expenses the MC Holding Stockholders shall be responsible to the extent not paid by Newco pursuant to Section 9.1.

          2.4 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither MC Holding, any of its officers, directors, employees, agents or representatives, nor either of the MC Holding Stockholders makes any other representation or warranty with respect to this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to Orscheln or any of its officers, directors, employees, agents or representatives or any other person of any documentation or other information by MC Holding or either of the MC Holding Stockholders or any officers, directors, employees, agents or representatives of any of them.

                                  ARTICLE III
                             COVENANTS OF ORSCHELN

          3.1 Interim Operation of Orscheln. Except as set forth on Schedule 3.1 hereto or as otherwise contemplated or permitted by this Agreement, from the date hereof to the Closing Date, Orscheln will continue to operate its business, including, without limitation, the collection of accounts receivable, inventory control and payment of accounts payable, in the ordinary course consistent with past practice and will comply with the provisions of Section 3.4 hereof. Without limiting the foregoing, except as otherwise contemplated by this Agreement or Schedule 3.1 hereto or as otherwise agreed by MC Holding either orally or in writing, Orscheln shall not:

          (i) sell, transfer, distribute, lease, license, mortgage, pledge, dispose of or encumber any assets (other than any of the Orscheln Excluded Assets), or incur or modify any indebtedness or other liability (other than any of the Orscheln Excluded Liabilities) other than in the ordinary course of business consistent with past practice, or authorize any single or series of related capital expenditures in excess of $1,000,000 or make any acquisition of, or investment in, assets or stock of any other person, in each case other than in the ordinary course of business consistent with past practice;

          (ii) settle or compromise any material claims against Orscheln that relate to the Orscheln Transferred Assets (other than the payment of claims on insurance policies or under reinsurance treaties or agreements, in each case in the ordinary course of business consistent with past practice) or litigation against Orscheln that relates to the Orscheln Transferred Assets or, except in the ordinary course of business consistent with past practice, waive, release or assign any material rights or claims that relate to the Orscheln Transferred Assets;

          (iii) enter into, terminate or amend in any material respect any material contract, agreement or lease that relates to the Orscheln Transferred Assets, other than in the ordinary course of its business consistent with past practice;

          (iv) except as set forth in Schedule 3.1, grant any severance or termination pay to, or enter into any employment or severance agreement with, any Orscheln Transferred Business Employee other than in the ordinary course of business consistent with past practice, or establish, adopt, enter into, amend or make any new grants or awards under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Orscheln Transferred Business Employee, expect in the ordinary course of business consistent with past practice;

          (v) make any change in accounting principles, practices or methods, except as required in connection with the transactions contemplated by this Agreement, by law or by GAAP; or

          (vi) enter into an agreement to do any of the foregoing.

          3.2 Records. After the Closing Date, (i) Orscheln will make available to Newco all Records (as defined below) relating to the Orscheln Transferred Business that are in the possession of, or reasonably available to, Orscheln or affiliated companies of Orscheln and (ii) Newco will make available to Orscheln all Records relating to Orscheln or the Orscheln Transferred Business that are in the possession of, or reasonably available to, Newco. Such Records shall be held and maintained by Orscheln and Newco for a period of five (5) years following the Closing. During the period of such retention, Orscheln and Newco shall keep such Records available in Moberly, Missouri at reasonable places for inspection and copying by each other or their agents during normal business hours. Following such 5-year period, Orscheln or Newco may destroy all or any part of such Records after first offering the Records to be destroyed to Newco or Orscheln.

     "Records" of any person means any tangible thing on which information (including financial, accounting and operating data) is recorded or being held for informational purposes in the possession or control of such person on which information is recorded in any form, whether written, taped, computerized, or otherwise recorded on any medium and any parts, samples, models, prototypes or other materials held by such person for informational or reference purposes.

          3.3 Transfer Taxes: Fees and Expenses. Orscheln shall be liable for and shall pay, and shall hold Newco harmless against, (i) all stamp, transfer, documents, sales, use, registration and all other taxes and fees (including any penalties and interest) resulting directly from the transfer of the Orscheln Transferred Assets by Orscheln to Newco and (ii) all fees and expenses of all internal legal counsel, financial advisers, accountants and brokers incurred by Orscheln incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby, to the extent such fees are not paid by Newco pursuant to Section 9.1.

          3.4 Affirmative Covenants. From the date hereof until the Closing Date, unless MC Holding otherwise agrees either orally or in writing, except as otherwise contemplated by this Agreement, Orscheln will:

          (i) use its best efforts to cause its current material insurance (or reinsurance) policies covering the Orscheln Transferred Assets not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (ii) keep in full force and effect its corporate existence and all material rights, material franchises and material Intellectual Property rights relating or pertaining to the Orscheln Transferred Business;

          (iii) use its best efforts to carry on the Orscheln Transferred Business substantially in the same manner as presently conducted and to keep the organization and properties of the Orscheln Transferred Business intact (except for the Orscheln Excluded Assets);

          (iv) maintain the Orscheln Transferred Assets in customary repair, order and condition in the ordinary course of business consistent with past practice;

          (v) except as may be required or advisable in connection with the transactions contemplated by this Agreement, maintain the books, accounts and records of Orscheln in accordance with past practice as used in the preparation of the Orscheln Financial Statements;

          (vi) encourage those Orscheln Transferred Business Employees of Orscheln who are mutually agreed upon by Orscheln and MC Holding to accept the offer of employment made by Newco;

          (vii) deliver to Newco a list of all Orscheln Transferred Business Employees who have been terminated by Orscheln within 60 days prior to the Closing Date;

          (viii) promptly (once Orscheln has knowledge thereof) inform MC Holding in writing of any inaccura-
     cies in the representations and warranties contained in Section 2.1 hereof or any breach of any covenant hereunder by Orscheln; and

          (ix) comply with all legal requirements and contractual obligations applicable to the operations of the Orscheln Transferred Business, except where the failure to so comply would not have a Material Adverse Effect on the Orscheln Transferred Business.

                                  ARTICLE IV

                        COVENANTS OF MC HOLDING AND THE
                            MC HOLDING STOCKHOLDERS

          4.1 Interim Operation of MC Holding. Except as set forth on Schedule
4.1 hereto or as otherwise contemplated or permitted by this Agreement, from the date hereof to the Closing Date, MC Holding will continue to operate its business, including, without limitation, the collection of accounts receivable, inventory control and payment of accounts payable in the ordinary course consistent with past practice and will comply with the provisions of Section 4.4 hereof. Without limiting the foregoing, except as otherwise contemplated by this Agreement or Schedule 4.1 hereto or as otherwise agreed by Orscheln either orally or in writing, MC Holding shall not, and the MC Holding Stockholders shall not permit MC Holding to:

          (i) amend its certificate of incorporation or by-laws; split, combine or reclassify the outstanding shares of MC Holding Common Stock; except for the issuance of up to 1,000 shares of MC Holding Common Stock upon the exercise of an outstanding stock option held by a person who will be bound by this Agreement, issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class of MC Holding; purchase, redeem or otherwise acquire any outstanding shares of MC Holding Common Stock; or declare, set aside or pay any dividend payable in cash, stock or property with respect to any shares of MC Holding Common Stock;

          (ii) sell, transfer, distribute, lease, license, mortgage, pledge, dispose of or encumber any assets, or incur or modify any indebtedness or other liability other than in the ordinary course of business consistent with past practice, or authorize any single or series of related capital expenditures in excess of $1,000,000 or make any acquisition of, or investment in, assets or stock of any other person, in each case other than in the ordinary course of business consistent with past practice;

          (iii) except as set forth in Schedule 4.1, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of MC Holding other than in the ordinary course of business consistent with past practice, or establish, adopt, enter into, amend or make any new grants or awards under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees, other than in the ordinary course of business consistent with past practice;

          (iv) settle or compromise any material claims against MC Holding (other than the payment of claims on insurance policies or under reinsurance treaties or agreements, in each case in the ordinary course of business consistent with past practice) or litigation against MC Holding or, except in the ordinary course of business consistent with past practice, waive, release or assign any material rights or claims;

          (v) enter into, terminate or amend in any material respect any material contract, agreement or lease, other than in the ordinary course of its business consistent with past practice;

          (vi) make any tax election or cause any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice, except in the ordinary course of business consistent with past practice;

          (vii) make any change in accounting principles, practices or methods, except as required by law or by GAAP; or

          (viii) enter into an agreement to do any of the foregoing.

          4.2 Interim Operation of Dura. Except as set forth on Schedule 4.2 hereto or as otherwise contemplated or permitted by this Agreement, from the date hereof to the Closing Date, MC Holding will cause Dura to continue to operate its business including, without limitation, the collection of accounts receivable, inventory control and the payments of accounts payable, in the ordinary course consistent with past practice and to comply with the provisions of Section 4.3 hereof. Without limiting the foregoing, except as otherwise contemplated by this Agreement or Schedule 4.2 hereto or as otherwise agreed by Orscheln either orally or in writing, MC Holding shall not permit Dura to:

          (i) amend its certificate of incorporation or by-laws; split, combine or reclassify the outstanding shares of Dura Common Stock; issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class of Dura; purchase, redeem or otherwise acquire any outstanding shares of Dura Common Stock; or declare, set aside or pay any dividend payable in cash, stock or property with respect to any shares of Dura Common Stock;

          (ii) sell, transfer, distribute, lease, license, mortgage, pledge, dispose of or encumber any assets, or incur or modify any indebtedness or other liability other than in the ordinary course of business consistent with past practice, or authorize any single or series of related capital expenditures in excess of $1,000,000 or make any acquisition of, or investment in, assets or stock of any other person, in each case other than in the ordinary course of business consistent with past practice;

          (iii) except as set forth in Schedule 4.2, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee of Dura other than in the ordinary course of business consistent with past practice, or establish, adopt, enter into, amend or make any new grants or awards under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees, other than in the ordinary course of business consistent with past practice;

          (iv) settle or compromise any material claims against Dura (other than the payment of claims on insurance policies or under reinsurance treaties or agreements, in each case in the ordinary course of business consistent with past practice) or litigation against Dura or, except in the ordinary course of business consistent with past practice, waive, release or assign any material rights or claims;

          (v) enter into, terminate or amend in any material respect any material contract, agreement or lease, other than in the ordinary course of its business consistent with past practice;

          (vi) make any tax election or cause any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice, except in the ordinary course of business consistent with past practice;

          (vii) make any change in accounting principles, practices or methods, except as required by law or by GAAP; or

          (viii)  enter into an agreement to do any of the foregoing.

          4.3 Affirmative Covenants. From the date hereof until the Closing Date, unless Orscheln otherwise agrees either orally or in writing, except as otherwise contemplated by this Agreement, MC Holding will, and will cause Dura to:

          (i) use its best efforts to cause the current material insurance (or reinsurance) policies covering the assets of MC Holding and Dura not to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

          (ii) keep in full force and effect its corporate existence and all material rights, material franchises and material Intellectual Property rights;

          (iii) use its best efforts to carry on the businesses of MC Holding and Dura substantially in the same manner as presently conducted and to keep the organization and properties of MC Holding and Dura intact;

          (iv) maintain the assets of MC Holding and Dura in customary repair, order and condition in the ordinary course of business consistent with past practice;

          (v) except as may be required or advisable in connection with the transactions contemplated by this Agreement maintain the books, accounts and records of MC Holding and Dura in accordance with past practice as used in the preparation of the MC Holding Financial Statements;

          (vi) promptly (once MC Holding or Dura has knowledge thereof) inform Orscheln in writing of any inaccuracies in the representations and warranties contained in Section 2.2 hereof or any breach of any covenant hereunder by MC Holding;

          (vii) comply with all legal requirements and contractual obligations applicable to the operations of the business of MC Holding and Dura, except where the failure to so comply would not have a Material Adverse Effect on the MC Holding Group; and

          (viii) cancel all options to purchase shares of MC Holding Common Stock outstanding prior to the Closing and obtain from each holder of outstanding options to purchase shares of MC Holding Common Stock a consent to such cancellation and enter into a counterpart to the Management Stockholders Contribution Agreement with the Optionholder to effect the foregoing in exchange for the issue by Newco to the Optionholder of an option to purchase 1,000 shares of Class A Common Stock.

      4.4 Transfer Taxes; Fees and Expenses. The MC Holding Stockholders shall be liable for and shall pay, and shall hold Newco harmless against, (i) all stamp, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) resulting directly from the transfer of the MC Holding Shares by the MC Holding Stockholders to Newco and (ii) all fees and expenses of all internal legal counsel, financial advisers, accountants and brokers incurred by MC Holding or the MC Holding Stockholders incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby, to the extent such fees are not paid by Newco pursuant to Section 9.1.


                                ARTICLE V

                         OTHER COVENANTS OF THE PARTIES

     5.1 Filings; Other Action. Subject to the terms and conditions herein provided, Orscheln, MC Holding and Newco shall: (a) promptly make their respective required filings and thereafter make any other required submissions under any applicable laws with respect to the transactions contemplated by this Agreement, including pursuant to the H-S-R Act; (b) use all reasonable efforts to obtain, and cooperate with other parties in obtaining, all other authorizations, consents, orders and approvals (or effective waivers thereof) of governmental entities and third parties, and take all reasonable actions to avoid the entry of any Order (as defined in Section 6.1(d)); and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Orscheln, MC Holding and Newco shall use reasonable efforts to obtain all consents or approvals (or effective waivers thereof) of all third parties and lenders whose consent or approval known to such party to be required for the consummation of this Agreement.

     Subject to the terms and conditions herein provided, each of the MC Holding Stockholders shall promptly make its respective required filings and thereafter make any other required submissions under any applicable laws with respect to the transactions contemplated by this Agreement, including pursuant to the H-S-R Act. Each MC Holding Stockholder shall use reasonable efforts to obtain all consents or approvals (or effective waivers thereof) of all third parties and whose consent or approval known to such party to be required for the consummation by such MC Holding Stockholder of this Agreement.

     5.2 Access and Confidentiality. So long as this Agreement remains in effect, upon reasonable notice and subject to such reasonable conditions to access relating to numbers of persons, times and other matters as Orscheln and MC Holding shall require in order to avoid material disruption of the business or operations of Orscheln, MC Holding or Dura, as the case may be, Orscheln, on the one hand, and

MC Holding, on the other hand, shall give MC Holding or Orscheln, as the case may be, and their representatives access at reasonable times to all of the properties, books, contracts and records of Orscheln or MC Holding and Dura relating to such party or parties, and furnish to them all information with respect to the properties, assets and business of Orscheln or MC Holding and Dura as the other party or parties shall from time to time reasonably request. In the event that this Agreement is terminated, each party shall promptly deliver to the other party or parties all documents and other materials (including all copies, summaries and abstracts thereof and notes relating thereto) obtained or prepared by such party or parties or on their behalf from such party or parties any of its or their respective agents, employees, officers or representatives as a result hereof or in connection herewith, whether obtained before or after the execution hereof. At all times prior to the Closing, and at all times thereafter in the event that this Agreement is terminated, each party shall keep confidential and direct its directors, officers, employees, counsel, accountants and representatives to keep confidential any information so obtained and will not use any such documents or other materials for any purpose other than the transactions contemplated by this Agreement, except as otherwise required by law. So long as this Agreement is in effect, (A) MC Holding shall not, and MC Holding shall not permit Dura to, directly or indirectly participate in, solicit, encourage or initiate any discussion with, or negotiate or otherwise deal with, or provide any information to, any person, corporation, partnership, organization or other entity other than Orscheln and its employees, agents and accounting and legal representatives, concerning any disposition or sale of MC Holding or Dura (whether by sale of assets, sale of the stock, merger, consolidation or other-

wise), or accept any offer or enter into any agreement concerning any such transaction and (B) Orscheln shall not directly or indirectly participate in, solicit, encourage or initiate any discussion with, or negotiate or otherwise deal with, or provide any information to, any person, corporation, partnership, organization or other entity other than the MC Holding Stockholders, MC Holding, Dura and their employees, agents and accounting and legal representatives, concerning any disposition or sale of the Orscheln Transferred Assets or the Orscheln Transferred Business (whether by sale of assets, sale of the stock, merger, consolidation or otherwise), or accept any offer or enter into any agreement concerning any such transaction.

          5.3 Public Disclosure. Except as required by applicable law, neither Orscheln nor MC Holding shall, and MC Holding shall not permit Dura to, disclose or permit their respective officers, directors or agents to disclose the existence or terms of this Agreement to any third party without the prior written consent of the other party or parties, as the case may be, which consent shall not be unreasonably withheld, provided that the parties may disclose the terms hereof to their agents, lenders, financial advisers, accountants and attorneys, who shall agree to maintain such information confidentially. Neither Orscheln nor MC Holding shall, or permit their respective officers, directors or agents to, and MC Holding shall not permit Dura or any of its officers, directors or agents to, make any press release or other public announcement regarding this Agreement without the prior written consent of the other party or parties, as the case may be, as to the form, timing and content thereof, except to the extent that, in the case of any release or announcement required by law, it is not practicable to obtain such written consent prior to the time such release or announcement is required to be made.

          5.4 Interim Operation of Newco. From the date of this Agreement to the Closing Date, except as contemplated in connection with the transactions contemplated hereby, Newco shall not:

               (i) amend its certificate of incorporation or by-laws; split, combine or reclassify the outstanding shares of Newco Common Stock; issue, sell, pledge, dispose of or encumber any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock of any class of Newco; purchase, redeem or otherwise acquire any shares of Newco Common Stock; or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Newco Common Stock; or

               (ii) enter into any contracts or agreements, incur any liabilities or engage in any business activities.

          5.5 Ancillary Agreements. At or prior to the Closing, Orscheln, MC Holding and Newco shall enter into, or, if applicable, MC Holding shall cause Dura to enter into, the agreements described, listed or included in Schedule 5.5 hereto (the "Ancillary Agreements") upon such terms and provisions as are mutually agreed to by the parties. Each of Orscheln, MC Holding and Newco agrees to negotiate, or cause to be negotiated, the final terms of such Ancillary Agreements in good faith.

          5.6 Employees. Newco will offer employment at the Closing Date to all Orscheln employees that are working primarily in the Orscheln Transferred Business prior to the Closing Date and that are listed on Schedule 5.6 hereto. In addition, at the time subsequent to the Closing Date of the transfer to a Newco facility of a manufacturing process per-formed at the ORBCO facility of Orscheln, Newco will offer employment to each Orscheln employee that is working primarily with respect to such process. The employees described in the two preceding sentences, including, but not limited to, those employees listed on Schedule 5.6 hereto, are referred to herein as the "Orscheln Transferred Business Employees." Newco covenants and agrees with Orscheln that it will not take any action that would cause Orscheln to incur any liability to or with respect to the Orscheln Transferred Business Employees for violation of the Worker Adjustment and Retraining Act (the "WARN Act"), arising, or alleged to have arisen, out of Newco's ownership or operation of the Orscheln Transferred Assets after the Closing Date, and Newco will indemnify Orscheln and its officers, directors, and controlling persons, against and hold Orscheln and such persons harmless from and in respect of any and all Losses arising out of, based upon or resulting from the failure by Newco to offer employment to, or the termination by Newco of, any such Orscheln Transferred Business Employee (including, without limitation, any liabilities under the WARN Act) irrespective of any limitations in Article IX hereof. Newco shall employ each of the Orscheln Transferred Business Employees who accept such offer for a period of not less than 60 days, subject to termination with cause, as determined by Newco in its sole discretion, in a position and with wages or salaries substantially equivalent to those which they now have.

          5.7 Employee Benefit Plans.

          (a) Actions of Newco. Newco will offer to all Orscheln Transferred Business Employees coverage with respect to such employees and their dependents, as of the date of hire of such Orscheln Transferred Business Employees, under group health and dental plans providing benefits which are substantially comparable in the aggregate to those provided immediately prior to such date of hire to such persons under Orscheln Affiliate Plans, and which (i) waive any and all waiting periods for eligibility and participation,
(ii) contain no limitations of any kind with respect to any pre-existing condition of any such person and (iii) credit each such person with deductibles and co-payments incurred under the Orscheln Affiliate Plans for the calendar year in which such date of hire occurs. Each of MC Holding and Orscheln agrees to use its best efforts to cause Newco to continue such coverage through December 31, 1994.

          Newco shall credit the Orscheln Transferred Business Employees employed by Newco, for purposes of determining eligibility for participation in Newco benefit plans and vesting of benefits under such plans, with all previous service recognized by Orscheln for such purposes and shall credit the Orscheln Transferred Business Employees employed by Newco with all vacation accrued under any policies of Orscheln. Newco shall offer continued health coverage to any Orscheln Transferred Business Employee or "qualified beneficiary" thereof (within the meaning of Section 4980B of the Code) who becomes entitled to such coverage under Section 601 et seq. of ERISA ("COBRA") as a result of the transactions contemplated by this Agreement.

          Newco agrees to indemnify and hold harmless Orscheln from and against all Losses (as defined in Section 8.2(i)) arising from or relating to claims made on or behalf of the Orscheln Transferred Business Employees with respect to Newco's failure to comply with this Section 5.7 and with respect to any claims for health, dental, vision, disability and life insurance, and other welfare plan benefits which arise after the Closing Date.

          (b) Actions of Orscheln. Schedule 5.7(b) sets forth a list of each employee benefit plan maintained, sponsored or contributed to by Orscheln (the Orscheln Plans). No additional benefits will be accrued or provided for the transferred employees under the Orscheln Plans on or after the Closing Date; provided, however, that (i) all claims of such employees for expenses which were presented to Orscheln prior to the date of their transfer from Orscheln to Newco and are payable under the terms and conditions of any Orscheln Affiliate Plan providing hospital/medical/surgical, disability, vision or dental benefits to such employees shall be paid and (ii) any former Orscheln employee, or other "qualified beneficiary" (within the meaning of COBRA) with respect thereto, who has made prior to the Closing Date an effective election to continue health care coverage under an Orscheln Plan pursuant to COBRA shall be allowed to maintain such coverage under such Orscheln Plan to the extent required by law. The consummation of the transactions contemplated by this Agreement shall not constitute a "separation from service" (within the meaning of Section 401(k) of the Code) or other termination of employment for purposes of the Orscheln Industries Retirement Program (the "Orscheln 401(k) Plan").

          (c) 401(k) Plans. (i) As soon as practicable following the Closing Date, Newco shall adopt a defined contribution plan (the "Newco 401(k) Plan") and a related funding arrangement which (A) satisfies the requirements of
Section 401(k) of the Code, (B) is intended to be qualified and tax-exempt under Sections 401(a) and 501(a) of the Code ("Tax-Qualified") and (C) contains provisions regarding eligibility to participate which result in the immediate participation therein of each Orscheln Transferred Business Employee who had an account balance in the Orscheln 401(k) Plan as of the date such person first becomes employed by

Newco. The optional forms of benefit, early retirement benefit provisions and other "section 411(d) (6) protected benefits" (within the meaning of Treas.
Reg. (S) 1.411(d)-4) that are applicable to the account balances of each Orscheln Transferred Business Employee under the Orscheln 401(k) Plan will be applicable to that portion of the account balance of each such person under the Newco 401(k) Plan represented by the assets transferred pursuant to clause (iii) below and earnings thereon. Promptly following the adoption of the Newco 401(k) Plan, Newco shall use its best efforts to cause the Internal Revenue Service to issue a favorable determination letter with respect to the Newco 401(k) Plan confirming that it is Tax-Qualified.

          (ii) Promptly following the Closing Date, Orscheln shall use its best efforts to cause the Internal Revenue Service to issue a favorable determination letter with respect to the Orscheln 401(k) Plan confirming that it continues to be Tax-Qualified.

          (iii) All Orscheln 401(k) Plan accounts of Orscheln Transferred Business Employees shall be valued as of the last day of the month containing the date on which the last of the determination letters on the Orscheln 401(k) Plan and the Newco 401(k) Plan is issued (the "Valuation Date"). As soon as practicable after the Valuation Date, the assets of such accounts shall be liquidated, and the proceeds invested in high quality, liquid, interest-bearing short-term investments reasonably acceptable to Newco. As soon as practicable following such liquidation, Orscheln shall cause to be transferred from the Orscheln 401(k) Plan to the Newco 401(k) Plan, and Newco shall cause the Newco 401(k) Plan to accept, in cash, the account balances of all persons who are Orscheln Transferred Business Employees and who are employed by Newco on the date of such transfer, whether or not vested, including any actual earnings on such accounts after liquidation and before such transfer, but decreased by (A) payments made to such persons from the Orscheln 401(k) Plan after liquidation and before such transfer and (B) any expenses of the Orscheln 401(k) Plan properly attributable to such assets during such period. Notwithstanding the above, the amount transferred shall be in no event less than the amount necessary to satisfy the requirements of Section 414(1) of the Code.

          (iv) Effective as of the date of transfer of assets described in clause (iii) above, the Newco 401(k) Plan shall assume the liability of the Orscheln 401(k) Plan for the accrued benefits of Orscheln Transferred Business Employees whose accounts are so transferred, and the Orscheln 401(k) Plan, Orscheln and any affiliate thereof shall have no further liability therefor.

          (v) During the period following the Closing Date and preceding the transfer of assets and liabilities pursuant to this Section 5.7(d), Newco shall cooperate with and assist Orscheln or its designee in the continued administration of the Orscheln 401(k) Plan with respect to Orscheln Transferred Business Employees who are employed by Newco.

          (vi) If some of the Orscheln Transferred Business Employees have not gone to work for Newco by the Valuation Date, then procedures similar to those described in clause (iii) above shall be undertaken with respect to the transfer of the Orscheln 401(k) Plan account balances of such persons to the Newco 401(k) Plan as soon as practicable following their employment by Newco.

          5.8 Covenants Relating to Taxes.
              ---------------------------

          (a) Tax Treatment. Orscheln, MC Holding and the MC Holding Stockholders agree (i) to cooperate with each other and to take all reasonable action necessary to ensure that the transactions described in Section 1.1 and
1.2 hereof qualify as tax free exchanges under Section 351 of the Code (except to the extent of (a) any cash received by Orscheln and (b) the fair market value of any options to purchase Class A Common Stock received by Orscheln or the Optionholder) and (ii) not to take a position on any Tax Return (including any Tax Return of Newco) which is inconsistent with such qualification.

          (b) Assistance and Cooperation. After the Closing Date, Orscheln and MC Holding shall, and Orscheln and MC Holding shall cause Newco to:

            (i) to the extent reasonably necessary, assist (and cause their respective affiliates to assist) the other party or parties, as the case may be, in preparing any income Tax Returns or reports for the most recent tax year of each party, in each case at the expense of the requesting party; and

            (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any income Tax Returns of Orscheln to the extent related to the Orscheln Transferred Assets.

          5.9 Payment of Fees and Expenses. Contemporaneously with the Closing, Newco shall pay the fees and expenses specified in Section 9.1. In the event the Closing does not occur, each party will be responsible for and pay its own fees and expenses.

          5.10 Notification of Certain Matters. Orscheln, on the one hand, and MC Holding and the MC Holding Stock-holders, on the other hand, each agrees to give notice to the other party or parties, as applicable, as soon as practicable after it shall become aware thereof of (i) the occurrence, or failure to occur, of any event the occurrence or failure of which could reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect on and as if made as of the Closing Date, and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder prior to the Closing Date.

          5.11 Merger, etc. Each of Newco, MC Holding, the MC Holding Stockholders and Orscheln agrees that before August 19, 1997 it will not permit Newco to merge or consolidate with or into Dura or MC Holding, nor permit Dura to merge or consolidate with or into Newco or MC Holding, nor permit MC Holding to merge or consolidate with or into Dura or Newco, nor permit Dura or MC Holding to be liquidated, or enter into any agreement to do any of the foregoing. MC Holding agrees that before August 19, 1997 Dura will not merge or consolidate with or into Newco, nor permit Newco to merge or consolidate with or into Dura, or enter into any agreement to do any of the foregoing.

                                  ARTICLE VI

                                  CONDITIONS

          6.1 Conditions to Obligations of Orscheln. The obligations of Orscheln to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Orscheln to the extent permitted by applicable law, provided that no such waiver shall be effective against Orscheln unless set forth in a writing signed by Orscheln:

          (a) Representations and Warranties True; No Material Adverse Effect; Compliance. Each of the representations and warranties contained in Sections 2.2 and 2.3 shall be true and correct in all material respects as of the date hereof, and each of the covenants and agreements of MC Holding, the MC Holding Stockholders and Newco to be performed on or prior to the Closing Date under this Agreement shall have been duly performed in all material respects. There shall not have occurred, during the period beginning on the date of this Agreement and ending on the Closing Date, any event or events, other than in the ordinary course of business, which, individually or in the aggregate, have had, or are reasonably likely to have, a Material Adverse Effect on MC Holding. At the Closing, Orscheln shall have received a certificate dated as of the Closing Date of an executive officer of each of MC Holding, Onex and J2R certifying as to itself as to the fulfillment of the conditions set forth in this Section 6.1(a).

          (b) Transfer of the MC Holding Shares to Newco. The MC Holding Stockholders and the MC Management Stockholders shall have transferred all of the outstanding MC Holding Shares to Newco.

          (c) Governmental and Other Consents. The waiting period under the H-S-R Act shall have expired or been terminated. All consents referred to in
Section 5.1 or required from any governmental authority or third party in connection with the execution and delivery of this Agreement by MC Holding, the MC Holding Stockholders or Newco or the consummation by MC Holding, the MC Holding Stockholders or Newco of the transactions contemplated hereby shall have been made or obtained. Complete and correct copies of all such consents shall have been delivered to Orscheln.

          (d) No Order. No court or governmental or regulatory authority of competent jurisdiction shall have issued, promulgated, enforced or entered any rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, "Order") which is in effect, pending or threatened and which makes or, if adversely determined, would make the transfer of the Orscheln Transferred Assets or the Newco Shares illegal or prohibits or prevents consummation of the transactions contemplated by this Agreement.

          (e) Legal Opinions. (1) Orscheln shall have received from Kirkland & Ellis a legal opinion, dated the Closing Date and in substantially the form attached as Appendix A.

          (2) Orscheln shall have received from legal counsel for the MC Holding Stockholders, reasonably acceptable to Orscheln, one or more legal opinions, dated the Closing Date and in substantially the form attached as Appendix B.

          (f) Other Agreements. MC Holding, Dura, Newco, Orscheln and the other parties named therein shall have executed and delivered each of the Ancillary Agreements in the forms agreed to by MC Holding, Newco and Orscheln. Orscheln, MC Holding, each of the MC Holding Stockholders, each of the MC Management Stockholders and Newco shall have executed and delivered a Stockholders Agreement substantially in the form of Exhibit A hereto, and Orscheln, Newco and the MC Holding Stockholders shall have executed and delivered a Registration Rights Agreement substantially in the form of Exhibit B hereto. Each of the stockholders of MC Holding other than the MC Holding Stockholders (collectively, the "MC Management Stockholders") shall have executed and delivered an MC Management Stockholders Contribution Agreement substantially in the form of Exhibit E hereto.

          (g) Financing. Newco shall have obtained the financing arrangements necessary to borrow (a) the funds necessary to finance the payment by Newco of the Cash Consideration to Orscheln and payment by Newco of the expenses of Orscheln and MC Holding specified in 9.1, (b) the funds necessary to refinance current funded indebtedness of Dura and (c) an amount sufficient for working capital purposes on terms and conditions satisfactory to Orscheln.

          (h) Certificate of Incorporation and By-Laws of Newco. The Certificate of Incorporation and By-Laws of Newco shall be in the form of Exhibits C and D hereto, respectively.

          (i) Resolutions. MC Holding, each of the MC Holding Stockholders and Newco shall have delivered to Orscheln certified copies of the resolutions of the board of directors and stockholders of MC Holding, each of the MC Holding Stockholders and Newco, respectively, authorizing the execution and delivery of this Agreement, the Stockholders Agreement and, if applicable, the Ancillary Agreements and the consummation of transactions contemplated hereby and thereby.

          (j) FIRPTA Certificate. Orscheln shall have received from MC Holding a statement, dated not more than thirty days prior to the Closing Date, conforming to the requirements of Treasury Regulation Section 1.897-2(h)(1) and certifying that the stock of MC Holding is not a "United States real property interest" as defined in Section 897 of the Code.

          6.2 Conditions to Obligations of MC Holding and the MC Holding Stockholders. The obligations of MC Holding and the MC Holding Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by MC Holding and the MC Holding Stockholders to the extent permitted by applicable law; provided that no such waiver shall be effective against any party unless set forth in a writing signed by such party:

          (a) Representations and Warranties True; No Material Adverse Effect; Compliance. Each of the representations and warranties contained in Section 2.1 shall be true and correct in all material respects as of the date hereof, and each of the covenants and agreements of Orscheln and Newco to be performed on or prior to the Closing Date under this Agreement shall have been duly performed in all material respects. There shall not have occurred, during the period beginning on the date of this Agreement and ending on the Closing Date, any event or events, other than in the ordinary course of business, which, individually or in the aggregate, have had, or are reasonably likely to have, a Material Adverse Effect on the Orscheln Transferred Business. At the Closing, each of MC Holding and the MC Holding Stockholders shall have received a certificate dated as of the Closing Date and executed by a senior officer of Orscheln certifying as to the fulfillment of the conditions set forth in this
Section 6.2(a).

          (b) Transfer of Orscheln Transferred Assets. Orscheln shall have transferred the Orscheln Transferred Assets to Newco by execution and delivery to Newco of such instruments of sale and transfer as are reasonably satisfactory in form and substance to MC Holding.

          (c) Governmental and Other Consents. The waiting period under the H-S-R Act shall have expired or been terminated. All consents referred to in Section 5.1 or required from any governmental authority or third party in connection with the execution and delivery of this Agreement by Orscheln or Newco or the consummation by Orscheln or Newco of the transactions contemplated hereby shall have been made or obtained. Complete and correct copies of all such consents shall have been delivered to MC Holding and the MC Holding Stockholders.

          (d) No Order. No court or governmental or regulatory authority of competent jurisdiction shall have issued, promulgated, enforced or entered any Order which is in effect, pending or threatened and which makes or, if adversely determined, would make the transfer of the Orscheln Transferred Assets or the Newco Shares illegal or prohibits or prevents consummation of the transactions contemplated by this Agreement.

          (e) Legal Opinion. MC Holding and the MC Holding Stockholders shall have received from James L. O'Loughlin, counsel for Orscheln, a legal opinion, dated the Closing Date and in substantially the form attached as Appendix C.

          (f) Other Aqreements. MC Holding, Dura, Newco, Orscheln and the other parties named therein shall have executed and delivered each of the Ancillary Agreements in the forms agreed to by MC Holding, Newco and Orscheln. Orscheln, MC Holding, each of the MC Holding Stockholders, each of the MC Management Stockholders and Newco shall have executed and delivered a Stockholders Agreement substantially in the form of Exhibit A hereto, and Orscheln, Newco and the MC Holding Stockholders shall have executed and delivered a Registration Rights Agreement substantially in the form of Exhibit B hereto. Each of the MC Management Stockholders shall have executed and delivered an MC Management

Stockholders Contribution Agreement substantially in the form of Exhibit E hereto.

          (g) Financing. Newco shall have obtained the financing arrangements described in Section 6.1(g) on terms and conditions satisfactory to MC Holding.

          (h) Certificate of Incorporation and By-Laws of Newco. The Certificate of Incorporation and By-Laws of Newco shall be in the form of Exhibits C and D hereto, respectively.

          (i) Resolutions. Orscheln and Newco shall have delivered to MC Holding certified copies of the resolutions of the board of directors and stockholders of Orscheln and Newco, respectively, authorizing the execution and delivery of this Agreement, the Stockholders Agreement and the Ancillary Agreements and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

          (j) Title Policies. Newco shall have received, at the sole cost and expense of Newco, for each of the Orscheln Transferred Real Property sites and Orscheln Transferred Leased Real Property sites an ALTA Title Owner's Policy (or Leasehold Policy, as the case may be) of title insurance Form B-1990 (the "Title Policies") with deletion of creditor's rights exception issued by a title insurer (the "Title Company") satisfactory to MC Holding in the amount of the fair market value of such property, insuring title to such property and Newco subject only to such exceptions to title approved by MC Holding in accordance with the terms of this Agreement (the "Permitted Exceptions"). The Title Policies shall contain: (i) an "Extended Coverage Endorsement" insuring over the general exceptions contained in such policies; (ii) an ALTA Zoning Endorsement
3.1 (with parking) (or equivalent); (iii) an endorsement insuring that the property described in such Title Policy is the parcel shown on the Survey (as hereinafter defined) with respect to such property; (iv) an endorsement insuring that each street adjacent to such property is a public street and that there is direct and unencumbered access, ingress and egress to such street from such property; (v) if any parcel of property contains more than one (1) record parcel, a contiguity endorsement insuring that all such record parcels are contiguous to one another;
(vi) an Owner's Comprehensive Endorsement, if available; and (vii) a tax parcel endorsement.

          (k) Real Property Surveys. Newco shall have received, at the sole cost and expense of Newco, a current ALTA/ACSM survey ("Survey") of each parcel of Orscheln Transferred Real Property or Leased Real Property made in accordance with the 1992 ALTA/ACSM standards including items 1 through 13 of Table A thereof made by a surveyor licensed in the jurisdiction in which such parcel of Property is located and certified to Newco, Orscheln, MC Holding, any lender and the Title Company as having been so made, disclosing the location of all improvements, easements, partywalls, sidewalks, roadways, utility lines and other matters required to be shown on the surveys and showing each such parcel of property to be free from encroachments of improvements located thereon onto adjacent property and to be free from encroachments of improvements located on property adjacent onto such parcel of Property and showing the location of all Permitted Exceptions.

          (l) FIRPTA Certificate. Newco and MC Holding shall have received from Orscheln an affidavit as of the Closing Date sworn to under the penalty of perjury setting forth the name, address and federal tax identification number of Orscheln and stating that Orscheln is not a "foreign person" within the meaning of Section 1445 of the Code.

                                  ARTICLE VII

                                  TERMINATION

          7.1 Termination. (a) This Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of Orscheln, MC Holding and the MC Holding Stockholders holding not less than a majority of the shares of outstanding capital stock of MC Holding; (ii) by Orscheln, MC Holding or the MC Holding Stockholders holding not less than a majority of the shares of outstanding capital stock of MC Holding, upon the entry of a final, nonappealable and permanent Order prohibiting the consummation of the transactions contemplated hereby; or (iii) by Orscheln, on the one hand, or by MC Holding or the MC Holding Stockholders holding not less than a majority of the capital stock of MC Holding, on the other hand, if the conditions set forth in Article VII hereof have not been satisfied or waived on or prior to August 31, 1994 or if the Closing shall not have occurred by August 31, 1994, in each case otherwise than by reason of the failure by the party or parties seeking termination to perform and fulfill its or their agreements hereunder. Any termination pursuant to clause (iii) shall be by written notice given by Orscheln, MC Holding or the MC Holding Stockholders holding not less than a majority of the capital stock of MC Holding to the other party or parties, as the case may be, at least ten days prior to the effective date thereof.

          (b) Either Orscheln, on the one hand, or MC Holding and the MC Holding Stockholders holding not less than a majority of the capital stock of MC Holding, on the other hand, may terminate this Agreement prior to the Closing as a result of a material breach of this Agreement by the other party or parties, as the case may be, to this Agreement, if such breach has not been cured within ten days after written notice of such breach has been provided to such other party or parties, as applicable, but any such termination shall be subject to the provisions of Sections 5.2, 5.3 and 7.2.

          7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1(a), this Agreement shall forthwith become void and no party hereto (or the directors or officers of any party) shall have any liability or further obligation to the other parties hereto, except that Sections 5.2, 5.3, 7.1(b), and 9.12 shall survive any such termination to the extent provided therein.

                                 ARTICLE VIII

                                INDEMNIFICATION

          8.1 Survival of Representations, Warranties and Certain Covenants.

          The representations and warranties of Orscheln, MC Holding and the MC Holding Stockholders, and the covenants of Orscheln, MC Holding and the MC Holding Stockholders with respect to the period prior to the Closing Date, made in or in connection with this Agreement (other than the covenants contained in Sections 3.3 and 4.4 hereof) or any certificate delivered at the Closing shall terminate at the Closing Date, and thereafter none of Orscheln, MC Holding, the MC Holding Stockholders, Newco or any officers, directors or affiliates of any of them shall have any liability with respect thereto.

          8.2 Indemnification by Newco.

          (i) Newco shall indemnify Orscheln and each of the MC Holding Stockholders (collectively, the "Newco Indemnified Parties") against and hold each Newco Indemnified

Party harmless from and in respect of any and all losses, claims, damages, liabilities, and reasonable costs and expenses (including, without limitation, expenses of investigation and fees and disbursements of counsel) of any nature whatsoever (whether known or unknown as of the date hereof) (collectively, "Losses"), to the extent arising out of, based upon or resulting from (a) the Orscheln Assumed Liabilities, (b) except with respect to the Orscheln Excluded Liabilities, any action, claim or other judicial or administrative proceeding to the extent relating to the Orscheln Transferred Assets or the Orscheln Transferred Business or operations to which Orscheln is or was a party or pursuant to which Orscheln incurred or became liable for a Loss and (c) any action, claim or other judicial or administrative proceeding to which MC Holding or Dura is or was a party or pursuant to which MC Holding or Dura incurred or became liable for a Loss.

          (ii) Newco shall indemnify Orscheln and its stockholders, directors, officers and affiliates and hold them harmless from and in respect of any and all Losses arising out of, resulting from or relating to claims, whether founded upon negligence, breach of warranty, strict liability in tort and/or other similar legal theory, seeking compensation or recovery for or relating to injury to person or damage to property occurring prior to or after the Closing Date and arising out of a defect or alleged defect of a product designed, manufactured or sold by Orscheln in connection with its conduct of the Orscheln Transferred Business on or before the Closing Date, but only to the extent that the Loss incurred by Orscheln or Orscheln's liability with respect thereto is not fully paid or discharged by Orscheln's insurance policies after Orscheln has used reasonable efforts to collect from the insurance carriers thereon and, following such efforts, has assigned its rights against such carriers in respect of such Loss to Newco (it being understood that Orscheln makes no representation or warranty whatsoever as to the amount or terms and provisions of its insurance coverage that may be available after the Closing Date); provided, however, that in no event shall Newco have any liability under this clause (ii) in respect of any liability or obligation described in Section 1.2(b)(iv)(V).

          (iii) Newco agrees that, prior to any dissolution of Newco subsequent to the Closing, it will establish a reserve adequate to secure the performance by Newco of its indemnification obligations under this Section 8.2 in an amount satisfactory to Orscheln and the MC Holding Stockholders owning not less than a majority of the shares of capital stock of MC Holding outstanding immediately prior to the Closing.

          8.3 Indemnification by Orscheln.

          Orscheln shall indemnify Newco and each of the MC Holding Stockholders (collectively, the "Orscheln Indemnified Parties") against and hold each Orscheln Indemnified Party harmless from and in respect of any and all Losses, to the extent arising out of, based upon or resulting from (a) the Orscheln Excluded Liabilities or (b) except for the Orscheln Assumed Liabilities, any action, claim or other judicial or administrative proceeding to the extent relating to the Orscheln Excluded Assets or the Orscheln Retained Business.

          8.4 Defense of Claims. In the case of any claim for indemnification under Section 8.2 or 8.3 arising from a claim of a third party, the party against whom a claim, suit or demand is made, shall give prompt written notice to the other party or parties hereto of any claim, suit or demand of which such person has knowledge and, if applicable, as to which it may request indemnification hereunder. The indemnifying person shall have the right to defend and to direct the defense against (and, with respect to any indemnification to be provided by Newco pursuant to Section 8.3 above, upon receipt of written request of Orscheln, Newco will also defend and direct the defense of) any such claim, suit or demand, in its name or in the name of the indemnified person, as the case may be, at the expense of the indemnifying person, and with counsel selected by the indemnifying person who shall be reasonably satisfactory to the indemnified person. The indemnified person shall have the right to be represented by separate counsel at the expense of the indemnifying person if (i) such claim, suit or demand seeks an order, injunction or other equitable relief against the indemnified person or (ii) the indemnified person shall have reasonably concluded that there is a conflict of interest between the indemnified person and the indemnifying person in the conduct of the defense of such claim, suit or demand. The indemnified person shall, at the expense of the indemnifying person, cooperate in the defense of such claim, suit or demand. The indemnified person shall have the right to participate in the defense of any claim, suit or demand with counsel selected by it, but in such event the fees and disbursements of such counsel shall be at the expense of the indemnified person except in the case of a claim, suit or demand described in clause (i) or (ii) above or in case the indemnifying person shall not in fact have employed counsel to assume the defense of such claim, suit or demand. No indemnifying person shall settle any claim, suit or demand for which an indemnified person has sought indemnification under Section 8.2 or 8.3 without the prior written consent of such indemnified person (which consent shall not be unreasonably withheld), but no indemnifying person shall have any indemnification obligations with respect to any such claim, suit or demand which shall be settled by the indemnified person without the prior written consent of the indemnifying person (which consent shall not be unreasonably withheld) other than a claim, suit or demand as to which the indemnifying person shall not in fact have employed counsel to assume the defense of such claim, suit or demand within a reasonable time after notice as provided in this Section 8.4.


                                  ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1 Payment of Expenses. Upon consummation of the transactions contemplated by this Agreement to occur on the Closing Date, Newco will pay all fees and expenses of all legal counsel, financial advisers, accountants, brokers, consultants and appraisers incurred by MC Holding and the MC Holding Stockholders, on the one hand, associated with, and Orscheln, on the other hand, in each case associated with or incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby, including, without limitation, in connection with any investigation, or survey of the properties, business, operations or affairs of, MC Holding, Dura or Orscheln; provided, however, that the amount payable on behalf of or reimbursed to each party shall be limited to the lesser of the total of such fees and expenses incurred by either Orscheln, on the one hand, or MC Holding and the MC Holding Stockholders, on the other hand, as the case may be, and the party or parties incurring expenses (in each case excluding fees or expenses which Newco is obligated to pay or reimburse pursuant to any provisions hereof other than this
Section 9.1 or pursuant to the penultimate sentence of this paragraph) in excess of such lesser amount shall be responsible for its or their own fees and expenses in excess of such lesser amount; and provided, further, that all closing fees and expenses paid or reimbursed to Hidden Creek Industries and all fees and expenses incurred by Dura (in each case excluding fees or expenses which Newco is obligated to pay or reimburse pursuant to any provisions hereof other than this Section 9.1 or pursuant to the penultimate sentence of this paragraph) shall be added to the fees and expenses incurred by MC Holding and the MC Holding Stockholders for purposes of the foregoing calculations. Each party agrees that (a) Orscheln and the MC Holding Stockholders will receive at the Closing from Newco an advance of up to $1,200,000 against Newco's reimbursement obligations hereunder and (b) each party will, as soon as practicable, submit to Newco its final calculations of the fees and expenses to be reimbursed by Newco to it pursuant to this Section 9.1. In addition, Newco shall pay all fees and expenses incurred in connection with Newco obtaining financing to consummate the transactions contemplated by this Agreement. Each party hereto will be responsible for any fees and expenses payable to lenders in connection with any prepayment of debt incurred by such party on or prior to the Closing Date.

          9.2 Modification and Amendment. The parties hereto may modify or amend this Agreement only by written agreement among Orscheln, MC Holding, the MC Holding Stockholders and Newco.

          9.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed an original instrument, and all such counterparts shall together constitute the same agreement.

          9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the

State of Missouri without regard to the conflicts of laws principles thereof.

          9.5 Notices. Any notice, request, instruction or other communication to be given hereunder by any party to any other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally, or by telecopy or telefacsimile, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          (a)  If to Orscheln:

               Orscheln Co.
               2000 U.S. Highway 63 South
               P.O. Box 280
               Moberly, Missouri 65270
               Attn: James L. O'Loughlin, Esq.
                     Vice President & General Counsel
               Telecopy: (816) 269-4530

               with copies to:

               Sullivan & Cromwell
               125 Broad Street
               New York, New York 10004
               Attn: Richard R. Howe, Esq.
               Telecopy: (212) 558-3111

          (b)  If to MC Holding:

               MC Holding Corp.
               c/o Hidden Creek Industries
               4508 IDS Center
               Minneapolis, Minnesota 55402
               Attention: Sankey A. (Tony) Johnson
                          Chief Executive Officer
               Telecopy: (612) 332-2012

               with copies to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois 60601
               Attention: Jeffrey C. Hammes, Esq.
               Telecopy: (312) 861-2200

          (c)  If to the MC Holding Stockholders:

               [Name of Stockholder]
               c/o Hidden Creek Industries
               4508 IDS Center
               Minneapolis, Minnesota 55402
               Attention: Sankey A. (Tony) Johnson
                          Chief Executive Officer
               Telecopy: (612) 332-2012

               with copies to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois 60601
               Attention: Jeffrey C. Hammes, Esq.
               Telecopy: (312) 861-2200

          (d)  If to Newco:

               Dura Automotive Systems, Inc.
               c/o Hidden Creek Industries
               4508 IDS Center
               Minneapolis, Minnesota 55402
               Attention: Robert (Bob) R. Hibbs
                          VP - Corporate Development
               Telecopy: (612) 332-2012
               with copies to:

               Orscheln Co.
               2000 U.S. Highway 63 South
               P.O. Box 280
               Moberly, Missouri 65270
               Attn: James L. O'Loughlin, Esq.
                     Vice President & General Counsel
               Telecopy: (816) 269-4530

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois 60601
               Attention: Jeffrey C. Hammes, Esq.
               Telecopy: (312) 861-2200

               and

               Sullivan & Cromwell
               125 Broad Street
               New York, New York 10004
               Attention: Richard R. Howe, Esq.
               Telecopy: (212) 558-3111

          9.6 Entire Agreement. This Agreement, including the Schedules hereto and the documents, certificates and instruments referred to herein and the confidentiality letter between Orscheln and Hidden Creek constitutes the entire agreement of the parties hereto and supersedes all other prior agreements, understandings, representations and warranties among the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

          9.7 Assignment. This Agreement and the rights hereunder shall not be assigned or transferred by any party without the prior written consent of the other parties hereto, except that without such prior written consent MC Holding and Newco shall be permitted to assign their rights hereunder to the lenders under the f inancing arrangements referred to in Section 6.1(g). Any purported assignment or transfer made in violation of this Section 9.7 shall be null and void and shall be of no effect.

          9.8 Captions; Interpretation. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not limit or otherwise affect any of the provisions hereof. For all purposes of this Agreement, "To the knowledge of Orscheln" means to the actual knowledge of the President or any Vice President of Orscheln, "To the knowledge of MC Holding" means the actual knowledge of the President or any Vice President of MC Holding and the actual knowledge of the President or any Vice President of Dura and "To the knowledge of an MC Holding Stockholder" means the actual knowledge of the President or any Vice President of such MC Holding Stockholder. The terms "hereby," "hereof," "hereto," "herein," "hereunder," and any similar terms, as used in this Agreement shall refer to this Agreement and the attached Exhibits and Schedules. An appropriate feminine or neuter pronoun shall be substituted for a pronoun of masculine form or vice versa in any place or places in which the context may require such substitution or substitutions.

          9.9 Schedules. The parties agree that the inclusion of any item on any Schedule to this Agreement shall not be construed as an indication that such item is material in any respect to the party with respect to which such Schedule relates.

          9.10 Litigation Arising from Activities Prior to the Closing. It is recognized that, in the future, claims or litigation may arise relating to Orscheln or Dura or the business of either of them and the conduct thereof, which may relate directly or indirectly to the period prior to the Closing or the period subsequent to the Closing, or both.

Each of the parties agrees, therefore, that, to the extent reasonable under the circumstances, it will at the expense of the party requesting assistance or cooperation (except to the extent such party is entitled to indemnification under Article VIII) assist and provide information, records, documents and other resources to any other party with respect to any such claims, litigation or potential litigation in which such other party is or may be involved including applicable engineering or other consulting services so that such matters can be conducted capably and in a manner consistent with the past practices of the party requesting assistance.

          9.11 Further Assurances. From time to time, as and when requested by any party hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions or carry out the intents and purposes contemplated by this Agreement.

          9.12 Arbitration. Each of the parties agrees to submit to binding arbitration any and all differences and disputes which may arise between them, their heirs, successors, assigns, employees, officers, directors, affiliates, subsidiaries, or shareholders which are related to this Agreement, any other agreement between the parties, including the Ancillary Agreements, or otherwise arising between the parties. Prior to initiating arbitration, the parties shall first meet face-to-face to effect a resolution of the differences. Any differences which the parties are unable to resolve in said face-to-face meeting shall be heard and finally settled in Chicago, Illinois, or in any other location mutually agreed upon by the parties, by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be initiated in the Chicago office of the American Arbitration Association. Any award entered in any such arbitration shall be final, binding, and may be entered and enforced in any court of competent jurisdiction. The arbitrator shall make such orders, conduct and schedule all proceedings in connection with the arbitration so that final arbitration commences no less than thirty (30) days and concludes no later than seventy-five (75) days after a party files the initial notice of arbitration, and so that the final arbitration award is made and delivered to the parties within ninety (90) days after the filing of the initial notice of arbitration. Nothing herein contained shall be construed as preventing any party from instituting legal or equitable action in any jurisdiction against any of the other parties for temporary or similar provisional relief to the full extent permitted under the laws applicable to this Agreement, or any such other written agreement between the parties or the performance hereof or thereof or otherwise pending final settlement of any dispute, difference or question by arbitration. Any such provisional relief may be modified or amended in any way by the arbitrator at any time after his appointment.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

          THIS AGREEMENT IS SUBJECT TO A BINDING ARBITRATION AGREEMENT.

                                       ORSCHELN CO.


                                       By: /s/ William L. Orscheln
                                          --------------------------------------
                                       Name: William L. Orscheln
                                       Title: President


                                       MC HOLDING CORP.


                                       By: /s/ Robert Hibbs
                                          --------------------------------------
                                       Name: Robert Hibbs
                                       Title: Vice President


                                       ONEX U.S. INVESTMENTS, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       J2R CORPORATION


                                       By: /s/ Robert Hibbs
                                          --------------------------------------
                                       Name: Robert Hibbs
                                       Title: Vice President

                                       DURA AUTOMOTIVE HOLDING, INC.


                                       By: /s/ Robert Hibbs
                                          --------------------------------------
                                       Name: Robert Hibbs
                                       Title: Vice President

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

          THIS AGREEMENT IS SUBJECT TO A BINDING ARBITRATION AGREEMENT.

                                       ORSCHELN CO.


                                       By:
                                          --------------------------------------
                                       Name: William L. Orscheln
                                       Title: President


                                       MC HOLDING CORP.


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:


                                       ONEX U.S. INVESTMENTS, INC.


                                       By: /s/ Eric Rosen
                                          --------------------------------------
                                       Name:
                                       Title: Vice President

                                       J2R CORPORATION


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:

                                       DURA AUTOMOTIVE HOLDING, INC.


                                       By:
                                          --------------------------------------
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